As filed with the Securities and Exchange Commission on January 15, 2010

Registration No. 333-162889

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

CHATHAM LODGING TRUST
(Exact name of registrant as specified in governing instruments)

50 Cocoanut Row, Suite 200
Palm Beach, Florida 33480
(561) 802-4477
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey H. Fisher
Chief Executive Officer
50 Cocoanut Row, Suite 200
Palm Beach, Florida 33480
(561) 802-4477
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	Julian T. H. Kleindorfer Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071-1560 (213) 485-1234 (213) 891-8763 (Telecopy)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the Securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subjected to Completion, dated January 15, 2010

PROSPECTUS

      Shares

Common Shares

This is the initial public offering of the common shares of beneficial interest, or common shares, of Chatham Lodging Trust. We are offering           common shares. No public market currently exists for our common shares.

We expect to apply for listing of our common shares on the New York Stock Exchange under the symbol “          .”

Concurrently with the closing of this offering, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, we will sell           common shares (representing proceeds of $10 million) to our chief executive officer, Jeffrey H. Fisher, at a price per share equal to the price to the public, and without payment by us of any underwriting discount or commission.

We anticipate that the initial public offering price will be $      per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of the following and other risks that you should consider before investing in our common shares:

•	We were recently formed and have no operating history. We have entered into an agreement to acquire six hotels following closing of this offering, although we have not identified any other specific hotel properties to acquire or committed a substantial portion of the net proceeds of this offering to any other specific hotel property investment. Investors will not be able to evaluate the economic merits of investments we make with a substantial portion of the net proceeds prior to purchasing common shares in this offering. We may be unable to invest the proceeds on acceptable terms, or at all.

•	There can be no assurance that we will complete the acquisition of the six hotels that we currently have under contract to purchase.

•	Our success will depend upon the efforts and expertise of our management team. The loss of their services could have an adverse impact on our business.

•	Failure of lodging industry fundamentals to improve may adversely affect our ability to execute our business strategy.

•	In order to qualify as a real estate investment trust, or REIT, we will not be able to operate our hotels, and our returns will depend on the management of our hotels by third-party hotel management companies.

•	Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our shareholders and may have significant adverse consequences on the market price of our common shares.

•	Because our chief executive officer, Mr. Fisher, owns 90% of Island Hospitality Management Inc., or IHM, a hotel management company that we may engage to manage certain hotels we acquire, conflicts of interest may arise as to the terms of management agreements between us and IHM.

	Per Share	Total

Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters the option to purchase up to an additional           common shares from us, at the offering price, less the underwriting discount, within 30 days of the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Barclays Capital, on behalf of the underwriters, expects to deliver the common shares on or about          , 2010.

Barclays Capital

Prospectus dated          , 2010

The names of the brands under which our hotels operate are registered trademarks of the respective owners of those brands, and neither they nor any of their officers, directors, agents, employees, accountants or attorneys:

•	have approved any disclosure in which they or the names of their brands appear; or

•	are responsible or liable for any of the content of this document.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or another date specified herein. Our business, financial condition and prospects may have changed since such dates.

Until          (the 25th day after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including “Risk Factors” before making a decision to invest in our common shares. In this prospectus, references to “our company,” “we,” “us,” and “our” mean Chatham Lodging Trust and our subsidiaries and references to our “operating partnership” mean Chatham Lodging, L.P. Unless otherwise indicated, the information contained in this prospectus assumes (1) the common shares to be sold to the public in this offering will be sold at $      per share, (2) the sale in a concurrent private placement to Jeffrey H. Fisher of           common shares at a price per share equal to the initial public offering price per share and without the payment of any underwriting discount or commission by us and (3) no exercise by the underwriters of their overallotment option to purchase up to           additional common shares.

Overview

We are a self-advised hotel investment company organized in October 2009 to invest in premium-branded upscale extended-stay, select-service, and full-service hotels. We expect that a significant portion of our portfolio will consist of hotels in the upscale extended-stay category, including brands such as Residence Inn by Marriott®, Homewood Suites by Hilton® and Summerfield Suites by Hyatt®.

We also intend to invest in premium-branded select-service hotels such as Courtyard by Marriott®, Hampton Inn® and Hampton Inn and Suites® and selectively invest in premium-branded full-service hotels. We intend to invest primarily in hotels in the 25 largest metropolitan markets in the United States. We believe that current market conditions, including deteriorating industry fundamentals, will create attractive opportunities to acquire high quality hotels at cyclically low prices that will benefit from an improving economy and our aggressive asset management.

Our management team, led by our chief executive officer, Jeffrey H. Fisher, has extensive experience acquiring, developing, financing, repositioning, managing and selling hotels. Prior to forming Chatham Lodging Trust, Mr. Fisher served as chairman, chief executive officer and president of Innkeepers USA Trust, or Innkeepers, a New York Stock Exchange-listed hotel real estate investment trust, or REIT, from its inception in 1994 through its sale in June 2007. Seven of the eight members of the board of trustees of Innkeepers at the time of its sale in June 2007 have agreed to serve as trustees of our company effective upon closing of this offering.

We have entered into an agreement to purchase six high quality, upscale all-suite extended stay hotels located in attractive markets from wholly owned subsidiaries of RLJ Development, LLC for an aggregate purchase price of $73.5 million. Each of these initial hotels, which we refer to collectively in this prospectus as the initial acquisition hotels, operates under the Homewood Suites by Hilton® brand. The initial acquisition hotels contain an aggregate of 813 suites and are located in the major metropolitan statistical areas, or MSAs, of Boston, Massachusetts; Minneapolis, Minnesota; Nashville, Tennessee; Dallas, Texas; Hartford, Connecticut and Orlando, Florida. The upscale all-suite residential style Homewood Suites by Hilton® brand caters to travelers typically seeking home-like amenities from a hotel when traveling for several days or more. Each spacious suite typically offers separate living and sleeping areas and a fully operational kitchen to satisfy guests’ needs for comfort, flexibility and convenience.

We believe that our senior management’s relationship and successful past transaction history while at Innkeepers with RLJ Development, LLC, the parent company of the sellers of the six initial acquisition hotels, helped facilitate this attractive off-market transaction. We believe that there are a limited number of potential buyers currently able to compete for acquisitions of portfolios such as the initial acquisition hotels since there are no current public lodging REITs primarily focused on acquiring and owning upscale extended-stay hotels and many potential private buyers may not have access to sufficient equity or debt capital to complete acquisitions of this size.

The initial acquisition hotels have a number of attractive characteristics that make them an excellent fit with our business strategy:

•	Our purchase price of $90,406 per room represents a substantial discount to our estimate of replacement cost.

•	The hotels are located in major MSAs.

•	The hotels are attractively situated within their markets in areas with high barriers to entry, since little comparable land is available to build new competing hotels.

•	The hotels are located near multiple demand generators that contribute both business and leisure guests, including major office parks, universities, airports and leading regional and international tourist attractions.

•	The hotels have the opportunity for significant performance improvement when the economy recovers.

•	The hotels have potential to benefit from additional capital investment at a time when we believe few competitors can afford to reinvest in their properties.

•	The hotels are upscale extended-stay properties that operate under the high quality Homewood Suites by Hilton® brand.

We believe this acquisition demonstrates our ability to execute our business strategy of acquiring high quality upscale extended-stay and premium-branded select service hotels located in markets with strong growth potential and high barriers to entry at attractive prices. The initial acquisition hotels will provide us with a strong initial platform to faciliate the future growth of our company.

We will own each of the initial acquisition hotels in fee simple and will lease the hotels to subsidiaries of our taxable REIT subsidiary, or TRS, Chatham TRS Holding, Inc. We refer to our TRS and its lessee subsidiaries as our TRS lessees. Our TRS lessees will assume the existing management agreements with the current manager, Promus Hotels, Inc., a subsidiary of Hilton Hotels Corporation, or Hilton, which will continue to manage the initial acquisition hotels following our acquisition. We expect to close this acquisition shortly after completing this offering and the concurrent private placement.

Upon completion of this offering and the concurrent private placement to Mr. Fisher and following our purchase of the initial acquisition hotels, we expect to have approximately $      million of cash available to invest in additional hotel properties and we will have no debt.

We intend to elect and qualify to be treated as a REIT for federal income tax purposes.

Market Opportunity

We believe current market conditions will create attractive opportunities to acquire hotel properties at prices that represent significant discounts to replacement cost and that provide potential for significant long-term value appreciation. U.S. hotel industry operating performance has declined substantially over the last year due to the challenging economic conditions created by declining gross domestic product, or GDP, high levels of unemployment, low consumer confidence, the significant decline in home prices and a reduction in the availability of credit. In addition to facing declining operating results, hotel owners have been adversely impacted by a significant decline in the availability of debt financing. We believe that the combination of declining operating performance and reduction in the availability of debt financing have caused hotel values to decline and will lead to increased hotel loan foreclosures and distressed hotel property sales. In addition, we believe that the supply of new hotels is likely to remain low for the next several years due to weak industry operating fundamentals and limited availability of debt financing. Hotel industry operating performance historically has correlated with U.S. GDP growth, and a number of economists and government agencies currently predict that the U.S. economy will resume growth over the next several years. We believe that U.S. GDP growth, coupled with limited supply of new hotels, will lead to significant increases in lodging industry revenue per available room, or RevPAR, a key industry operating statistic, and hotel operating profits. We believe that our management team’s significant experience in acquiring hotels, our growth oriented capital structure with no legacy issues, and our focused business strategy will position us to take advantage of hotel investment opportunities created by current market conditions.

Competitive Strengths

Experienced management team:  We believe that our senior executive officers, who have extensive lodging industry experience, will help drive our company’s growth. Our management team is led by Mr. Fisher who has over 23 years of experience in the lodging industry, including 13 years as founder and chief executive officer of Innkeepers. Mr. Fisher has longtime relationships with hotel owners (such as RLJ Development LLC, the parent company of the sellers of the initial acquisition hotels), developers, management companies, franchisors, brokers, financiers, research analysts and institutional investors.

Strong acquisition and growth record:  Mr. Fisher formed Innkeepers through a $46.9 million IPO in 1994 and served as its chairman and chief executive officer until it was sold in 2007.

Prudent capital structure with no legacy issues:  We believe that many potential buyers of hotel properties typically utilize significant levels of debt to fund acquisitions and thus may be limited in their ability to make acquisitions under current market conditions. In addition, we believe many potential buyers of hotel properties already have high leverage levels which could limit their ability to acquire additional properties. At the close of this offering and the concurrent private placement to Mr. Fisher, and following our purchase of the initial acquisition hotels, we will have approximately $      million of cash available to invest in additional hotel properties and we will have no debt. We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges).

Longtime relationships with leading lodging franchise and management companies: Mr. Fisher has longtime relationships with several leading hotel franchise and management companies, having acquired and developed a significant number of hotels operated under Marriott’s Residence Inn® and Courtyard by Marriott® brands and Hilton’s Hampton Inn® brand.

Strategy and Investment Criteria

Our primary objective is to generate attractive returns for our shareholders through investing in hotel properties at prices that provide strong returns on invested capital, paying dividends and generating long-term value appreciation. We believe we can create long-term value by pursuing the following strategies:

•	Disciplined acquisition of hotel properties: We intend to invest primarily in premium-branded upscale extended-stay, select-service and full-service hotels in the 25 largest metropolitan markets in the United States. We will focus on acquiring hotel properties at prices below replacement cost in markets that have strong demand generators and where we expect demand growth will outpace new supply. We will also seek to acquire properties that we believe are undermanaged or undercapitalized. We currently do not intend to engage in new hotel development.

•	Opportunistic hotel repositioning: We intend to employ value-added strategies, such as re-branding, renovating, or changing management, when we believe such strategies will increase the operating results and values of the hotels we acquire.

•	Aggressive asset management: Although as a REIT we cannot operate our hotels, we will proactively manage our third-party hotel managers in seeking to maximize hotel operating performance. Our asset management activities will seek to ensure that our third-party hotel managers effectively utilize franchise brands’ marketing programs, develop effective sales management policies and plans, operate properties efficiently, control costs, and develop operational initiatives for our hotels that increase guest satisfaction. As part of our asset management activities, we will regularly review opportunities to reinvest in our hotels to maintain quality, increase long-term value and generate attractive returns on invested capital.

•	Flexible selection of hotel management companies: We intend to be flexible in our selection of hotel management companies and select managers that we believe will maximize the performance of our hotels. We intend to utilize brand-affiliated management companies, although we also may utilize independent management companies, which may include IHM. We believe this strategy will increase the universe of potential acquisition opportunities we can consider because many hotel properties are encumbered by long-term management contracts. An affiliate of Hilton Hotels Corporation will manage the six initial acquisition hotels.

•	Selective Investment in Hotel Debt: We may consider selectively investing in debt secured by hotel property if we believe we can foreclose on or acquire ownership of the underlying hotel property in the relative near term. We do not intend to invest in any debt where we do not expect to gain ownership of the underlying property or to originate any debt financing.

Summary Risk Factors

An investment in our common shares involves various risks. You should carefully consider the matters discussed in “Risk Factors” beginning on page 9 of this prospectus before you decide whether to invest in our common shares. Some of the risks include the following:

•	We were organized in October 2009 and have no operating history.

•	We currently do not own any hotel properties. We have entered into an agreement to purchase the six initial acquisition hotels following closing of this offering, although we have not identified any other specific hotel properties to acquire or committed a substantial portion of the net proceeds of this offering to any other specific hotel property investment. Accordingly, you will not be able to evaluate the merits of investments we make with a substantial portion of the net proceeds of this offering. We may be unable to invest the net proceeds on acceptable terms, or at all.

•	The closing of our purchase of the initial acquisition hotels is subject to customary closing conditions and there can be no assurance that we will complete such purchase.

•	Our success will depend upon the efforts and expertise of our management team. The loss of their services, and our inability to find suitable replacements, could have an adverse impact on our business.

•	A substantial part of our business strategy is based on our belief that lodging industry fundamentals will improve. If these fundamentals do not improve when or as we expect, or deteriorate, our ability to execute our business strategy and our financial condition, operating results and cash flow may be adversely affected.

•	We will rely on third-party hotel management companies to operate our hotel properties under the terms of hotel management agreements. Even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory RevPAR or profits, we may not be able to force the hotel management company to change its method of operating our hotels.

•	Our hotel management agreements will require us to bear the operating risks of our hotel properties. Any increases in operating expenses or decreases in revenues may have a significant adverse impact on our operating results and cash flow.

•	Because our chief executive officer, Mr. Fisher, owns 90% of IHM, a hotel management company that we may engage to manage certain hotels we acquire, conflicts of interest may arise as to the terms of management agreements between us and IHM.

•	To qualify for taxation as a REIT, we generally will be required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, each year to our shareholders and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. As a result, our ability to fund capital expenditures, acquisitions and hotel redevelopment through retained earnings will be very limited. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities. Consequently, after investing the net proceeds of this offering, we will rely upon the availability of debt or equity capital to fund investments in hotel properties and capital improvements. There can be no assurance that we will be able to obtain such financing on favorable terms or at all. We also may not generate sufficient cash flow to fund distributions required to maintain our qualification as a REIT.

•	Funding distributions to shareholders from the net proceeds of this offering could be dilutive to our financial results.

•	If we fail to qualify, or lose our qualification, as a REIT, we will be subject to federal income tax on our taxable income. Our hotel properties leased by our TRS lessees must be operated by “eligible independent contractors,” as defined in the Internal Revenue Code of 1986, as amended, or the Code, in order for our TRS lessees to qualify as such and for the rental income from our TRS leases to qualify as rents from real property under the applicable REIT income tests. Complex constructive ownership rules under the Code apply in determining whether a person qualifies as an eligible independent contractor.

•	We will incur a 100% excise tax on transactions with our TRSs, including our TRS lessees, that are not conducted on an arm’s-length basis.

•	Subject to certain exceptions, our declaration of trust provides that no person may beneficially own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. In addition, our declaration of trust and bylaws contain other provisions that may delay, defer or prevent an acquisition of control of our company by a third party without our board of trustees’ approval, even if our shareholders believe the change of control is in their best interests.

•	Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties for reasonable prices in response to changing economic, financial and investment conditions will be limited. In addition, because some of our hotel management agreements may be long-term and may not terminate in the event of a sale, our ability to sell hotel properties may be further limited.

Our Organizational Structure

We were formed as a Maryland real estate investment trust in October 2009. We are the sole general partner of Chatham Lodging, L.P., the subsidiary through which we will conduct substantially all of our operations and make substantially all of our investments and which we refer to as our operating partnership. Upon completion of this offering, we will contribute to our operating partnership the net proceeds of this offering as our initial capital contribution in exchange for substantially all of the limited partnership interests in our operating partnership. In the future we may issue limited partnership interests in our operating partnership as consideration for the purchase of hotel properties or in connection with our Equity Incentive Plan.

In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income tests required for REIT qualification under the Code, we cannot directly operate any of our hotel properties. Instead, we must lease our hotel properties. Accordingly, we will lease each of our hotel properties to one of our TRS lessees, which will be wholly owned by our operating partnership. Our TRS lessees will pay rent to us that can qualify as “rents from real property,” provided that the TRS lessees engage “eligible independent contractors” to manage our hotels. A TRS is a corporate subsidiary of a REIT that jointly elects with the REIT to be treated as a TRS of the REIT and that pays federal income tax at regular corporate rates on its taxable income. We expect that all of our hotel properties will be leased to one of our wholly owned TRS lessees, which will be able to pay us rent out of the revenue of the hotels and will engage multiple eligible independent contractors to manage our hotels.

The following chart shows our structure following completion of this offering:

(1)	Includes grants of common shares to our initial independent trustees.

(2)	Upon completion of this offering, we will issue an aggregate of long-term incentive plan, or LTIP, units in our operating partnership to certain officers. See “Compensation Discussion and Analysis — Equity Incentive Plan.”

(3)	May include IHM.

Tax Status

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending on December 31, 2010. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares of beneficial interest. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010 and continuing thereafter.

As a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income. Additionally, any income earned by our TRS lessees will be fully subject to federal, state and local corporate income tax.

Distribution Policy

We intend over time to make regular quarterly distributions to our common shareholders. However, until we invest a substantial portion of the net proceeds of this offering in hotel properties, we expect our quarterly distributions will be nominal. In order to qualify for taxation as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our shareholders or our ability to sustain those distributions. Distributions will be authorized by our board of trustees and declared by us based upon a variety of factors deemed relevant by our board of trustees. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because a significant portion of our investments will be ownership of equity interests in hotel properties, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our qualification as a REIT, we may retain any earnings that accumulate in our TRSs.

Restrictions on Ownership of Our Common Shares

In order to help us qualify as a REIT, among other reasons, our declaration of trust, subject to certain exceptions, restricts the amount of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as an “eligible independent contractor” under the REIT rules. Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from certain of these limits and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT.

The Offering

Common shares offered	common shares (plus up to additional common shares that we may issue and sell upon exercise of the underwriters’ overallotment option).

Common shares outstanding upon completion of this offering	common shares (1)

Use of proceeds	We will contribute the net proceeds of this offering and the concurrent $10 million private placement to Mr. Fisher to our operating partnership. Our operating partnership will use approximately $73.5 million of the net proceeds to purchase the six initial acquisition hotels. We intend to invest approximately $ million over the next years to enhance the quality of the six initial acquisition hotels. This capital will be used to upgrade guest rooms and common areas and includes our estimate of the amounts Hilton will require us to spend as part of a property improvement plan, or PIP, for the hotels. Our operating partnership will use the remaining net proceeds to invest in additional hotel properties in accordance with our investment strategy described in this prospectus and for general business purposes. Prior to the full investment of the net offering proceeds in hotel properties, we intend to invest in interest-bearing short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in hotel properties. We will use approximately $ of the net proceeds to reimburse Mr. Fisher for out-of-pocket expenses he incurred in connection with our formation and this offering, including up to $2.5 million Mr. Fisher funded as earnest money deposits, as required by the purchase agreement for the initial acquisition hotels. We will also use $10,000 to repurchase the shares Mr. Fisher acquired in connection with our formation and initial capitalization. See “Use of Proceeds.”

Proposed New York Stock Exchange symbol	“ ”

Ownership and transfer restrictions	Our declaration of trust, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.”

Risk Factors	Investing in our common shares involves risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common shares.

(1)	Includes shares we will issue to Mr. Fisher in a private placement concurrent with the closing of this offering. Also includes restricted common shares that will be issued to our independent trustees upon completion of this offering under our Equity Incentive Plan. Excludes (i) common shares underlying long-term incentive plan, or LTIP, units in our operating partnership that will be issued to Mr. Fisher and certain other officers upon completion of this offering, (ii) common shares reserved for issuance under our Equity Incentive Plan and (iii) common shares issuable upon exercise of the underwriters’ overallotment option. If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement.

Our Information

Our principal executive offices are located at 50 Cocoanut Row, Suite 200, Palm Beach, Florida 33480. Our telephone number is (561) 802-4477.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus, including in “Management Discussion and Analysis of Financial Condition and Results of Operations.” If any of the risks discussed in this prospectus occurs, our business, prospects, financial condition, cash flows, results of operations and ability to make distributions to our shareholders could be materially and adversely affected. If this were to happen, the price of our common shares could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We have no operating history, which may affect our ability to generate sufficient operating cash flows to make or sustain distributions to our shareholders.

We were organized in October 2009 and have no operating history. We currently own no properties and will only commence operations upon completion of this offering. Our ability to make or sustain distributions to our shareholders will depend on many factors, including the availability of acquisition opportunities that satisfy our investment strategies and our success in identifying and consummating them on favorable terms, readily accessible short-term and long-term financing on favorable terms and conditions in the financial markets, the real estate market, the hotel industry and the economy. We cannot assure you that we will be able to acquire properties with attractive returns or will not seek properties with greater risk to obtain the same level of returns or that the value of our properties in the future will not decline substantially.

We may not be able to successfully operate our business, which may affect our ability to generate sufficient operating cash flows to make or sustain distributions to our shareholders.

We may not be able to successfully operate our business or implement our operating policies and strategies successfully, which may affect our ability to make or sustain distributions to our shareholders. Furthermore, there can be no assurance that we will be able to generate sufficient operating cash flows to pay our operating expenses and make distributions to our shareholders.

Other than the initial acquisition hotels, we have not yet identified any specific hotel properties to acquire or committed a substantial portion of the net proceeds from this offering to any specific hotel property and, therefore, you will be unable to evaluate the allocation of a substantial amount of the net proceeds from the offering and the concurrent private placement or the economic merits of some of our acquisitions prior to making an investment decision.

We currently do not own any properties. We have entered into an agreement to purchase the six initial acquisition hotels upon closing of this offering, although we have not yet identified any other specific hotel properties to acquire nor committed a substantial portion of the net proceeds of this offering and concurrent private placement to any other specific hotel property investment, and you will be unable to evaluate the economic merits of investments we make with a substantial portion of the net proceeds before making an investment decision to purchase our common shares. As a result, we will have broad authority to invest the net proceeds of this offering in any real estate investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. These factors will increase the uncertainty, and thus the risk, of investing in our common shares. Our failure to apply the net proceeds of this offering effectively or find suitable hotel properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

Until appropriate investments are identified, we may be unable to invest the net proceeds from this offering and the concurrent private placement in investments that will generate net returns to our shareholders that are comparable to the net returns we seek to achieve from investments in our target properties.

Until appropriate investments can be identified, we may invest the net proceeds of the offering and concurrent private placement in interest-bearing short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from acquisitions of our target properties. We may be unable to invest the net proceeds on acceptable terms, or at all, which could delay shareholders receiving an appropriate return on their investment. We cannot assure you that we will be able to identify properties that meet our investment criteria, that we will successfully consummate any investment opportunities we identify, or that investments we may make will generate income or cash flow.

If we are unable to timely complete the purchase of the initial acquisition hotels or at all, we will have no designated use for substantially all of the net proceeds of this offering, which would result in a reduction of the amount of cash available to our shareholders.

We intend to use a portion of the net proceeds from this offering to purchase the initial acquisition hotels. However, we cannot assure you that we will acquire any of these hotel properties because the acquisitions are subject to a variety of factors, such as the satisfaction of closing conditions, including receipt of third-party consents and approvals (including the consent of Hilton as franchisor and manager, through its affiliate, of the six hotels). If we acquire any of the initial acquisition hotels, we must acquire all six hotels. As a result, we cannot terminate the purchase of a particular hotel property, even if there is a problem with that hotel, without jeopardizing our ability to acquire the other hotels. If we are unable to complete the purchase of the initial acquisition hotels, we will have no specific designated use for the net proceeds from this offering and investors will be unable to evaluate in advance the manner in which we invest, or the economic merits of the properties we may ultimately acquire with, the net proceeds.

If we are unable to timely complete the purchase of the initial acquisition hotels or at all, we may experience delays in locating and securing attractive alternative investments, which could adversely affect our ability to make distributions to our shareholders.

If we do not complete the purchase within our anticipated time frame or at all, we may experience delays in locating and securing attractive alternative investments. These delays could result in our future operating results not meeting expectations and adversely affect our ability to make distributions to our shareholders.

If we do not complete the purchase of the initial acquisition hotels, we will have incurred substantial expenses without our shareholders realizing the expected benefits.

If we are unable to complete the purchase of the initial acquisition hotels, we may forfeit substantial deposits provided to the sellers under the terms of the purchase agreement. Mr. Fisher has deposited, on our behalf, an aggregate of $1.5 million, which will increase to $2.5 million at the end of our 30-day due diligence period. We have agreed to reimburse Mr. Fisher for these deposits. If we do not complete the purchase of the initial acquisition hotels, we will forfeit the deposits, unless the failure to close is a result of the failure of the seller to satisfy its obligations or fulfill certain conditions precedent to closing under the applicable purchase and sale agreements. We also have incurred or expect to incur approximately $815,000 in due diligence, legal and accounting expenses in connection with this acquisition and may incur additional due diligence, legal and accounting expenses prior to such acquisition.

Our remedies will be limited if the sellers default and fail to perform their contractual obligations under the contracts for the purchase of the initial acquisition hotels.

In the event that the sellers of the initial acquisition hotels fail to perform their contractual obligations, we will have limited remedies. For example, if the sellers default, we would have the right to seek specific performance or, alternatively, in certain specified circumstances, liquidated damages equal to our out-of-pocket expenses, not to exceed $200,000. However, in seeking specific performance, we would face considerable delays and expense in completing this acquisition, if at all. Pursuing specific performance may also prevent or delay us from seeking attractive alternative investments in which to invest the net proceeds from this offering. Even if we were successful in an action to recover liquidated damages, we cannot assure you that the sellers would have sufficient funds to pay these damages. If we were to elect to terminate the agreement in lieu of pursuing a lawsuit, our remedies would likely be limited to the return of the deposits, and the payment, in each case, of our reasonable, third-party costs and expenses incurred in connection with the agreements, not to exceed $200,000 in the aggregate, but we cannot assure you that the sellers will return our deposits or have sufficient funds to pay such costs and expenses.

Because our senior executive officers will have broad discretion to invest the proceeds of the offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our senior executive officers will have broad discretion, within the general investment criteria established by our board of trustees, to invest the net proceeds of the offering and to determine the timing of such investment. Our senior executive officers may therefore make investments where the returns are substantially below expectations or which result in net losses.

Our investment policies are subject to revision from time to time in our board’s discretion, which could diminish shareholder returns below expectations.

Our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

We will depend on the efforts and expertise of our key executive officers whose continued service is not guaranteed.

We will depend on the efforts and expertise of our chief executive officer, as well as our other senior executives, to execute our business strategy. The loss of their services, and our inability to find suitable replacements, could have an adverse effect on our business.

If we are unable to successfully manage our growth, our operating results and financial condition could be adversely affected.

Our ability to grow our business will depend upon our senior executive officers’ business contacts and their ability to successfully hire, train, supervise and manage additional personnel. We may not be able to hire and train sufficient personnel or develop management, information and operating systems suitable for our expected growth. If we are unable to manage any future growth effectively, our operating results and financial condition could be adversely affected.

Our future growth is dependent on obtaining new financing and if we cannot secure financing in the future, our growth will be limited.

The success of our growth strategy will depend on access to capital through use of excess cash flow, borrowings or subsequent issuances of common shares or other securities. Acquisitions of new hotel properties will require significant additional capital and existing hotels will require periodic capital improvement initiatives to remain competitive. We may not be able to fund acquisitions or capital improvements solely from cash provided from our operating activities because we must distribute at least 90% of our taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to satisfy the requirements for qualification as a REIT for federal income tax purposes. As a result, our ability to fund capital expenditures for acquisitions through retained earnings is very limited. Our ability to grow through acquisitions of hotels will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on capital markets conditions. We cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms. Specifically, while we intend to seek to arrange a credit facility to fund investments and operating activities following the investment of the net proceeds of this offering, we have no commitment from any lender at the current time and there can be no assurance that we will be able to arrange a credit facility in the future on acceptable terms, or at all.

We must rely on third-party management companies to operate our hotels in order to qualify as a REIT under the Code and, as a result, we will have less control than if we were operating the hotels directly.

In order for us to qualify as a REIT, third parties must operate our hotels. We will lease each of our hotels to our TRS lessees. The TRS lessees, in turn, will enter into management agreements with third party management companies to operate our hotels. While we expect to have some input into operating decisions for those hotels leased by our TRS lessees and operated under management agreements, we will have less control than if we were managing the hotels ourselves. Even if we believe that our hotels are not being operated efficiently, we may not be able to require an operator to change the way it operates our hotels. Jeffrey H. Fisher, our chief executive officer, controls IHM, a hotel management company that may manage certain of the hotels we acquire. See “— Conflicts of interest could result in future business transactions between us and affiliates owned by our Chief Executive Officer” below.

Our management agreements could adversely affect the sale or financing of hotel properties and, as a result, our operating results and ability to make distributions to our shareholders could suffer.

While we would prefer to enter into flexible management contracts that will provide us with the ability to replace hotel managers on relatively short notice and with limited cost, we may enter into management contracts that contain more restrictive covenants. For example, the terms of some management agreements may restrict our ability to sell a property unless the purchaser is not a competitor of the manager and assumes the related management agreement and meets specified other conditions. Also, the terms of a long term management agreement encumbering our properties may reduce the value of the property. If we enter into any such management agreements, we may be precluded from taking actions that would otherwise be in our best interest or could cause us to incur substantial expense, which could adversely affect our operating results and our ability to make distributions to shareholders.

Our franchisors could cause us to expend additional funds on upgraded operating standards, which may reduce cash available for distribution to shareholders.

Our hotels will operate under franchise agreements, and we may become subject to the risks that are found in concentrating our hotel properties in one or several franchise brands. Our hotel operators must comply with operating standards and terms and conditions imposed by the franchisors of the hotel brands under which our hotels operate. A franchisor may impose upgraded or new brand standards, such as substantially upgrading the bedding, enhancing the complimentary breakfast or increasing the value of guest awards under its ‘frequent guest’ program, which can add substantial expense for the hotel. The franchisors also may require us to make certain capital improvements to maintain the hotel in accordance with system standards, the cost of which can be substantial and may reduce cash available for distribution to our shareholders.

Our franchisors may cancel or fail to renew our existing franchise licenses, which could adversely affect our operating results and our ability to make distributions to shareholders.

Our franchisors periodically inspect our hotels to confirm adherence to the franchisors’ operating standards. The failure of a hotel to maintain standards could result in the loss or cancellation of a franchise license. We will rely on our operators to conform to operational standards. In addition, when the term of a franchise expires, the franchisor has no obligation to issue a new franchise. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the affected hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The loss of a franchise or adverse developments with respect to a franchise brand under which our hotels operate could also have a material adverse effect on our financial condition, results of operations and cash available for distribution to shareholders.

Fluctuations in our financial performance, capital expenditure requirements and excess cash flow could adversely affect our ability to make and maintain distributions to our shareholders.

As a REIT, we are required to distribute at least 90% of our taxable income each year to our shareholders (determined before the deduction for dividends paid and excluding any net capital gains). In the event of downturns in our operating results and financial performance or unanticipated capital improvements to our hotels (including captial improvements that may be required by franchisors), we may be unable to declare or pay distributions to our shareholders, or maintain our then-current dividend rate. The timing and amount of distributions are in the sole discretion of our board of trustees, which will consider, among other factors, our financial performance, debt service obligations and applicable debt covenants (if any), and capital expenditure requirements. We cannot assure you we will generate sufficient cash in order to fund distributions.

Among the factors which could adversely affect our results of operations and distributions to shareholders are reductions in hotel revenues; increases in operating expenses at the hotels leased to our TRSs; increased debt service requirements, including those resulting from higher interest rates on variable rate indebtedness; and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Hotel revenue can decrease for a number of reasons, including increased competition from new hotels and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at hotels and could directly affect us negatively by:

•	reducing the hotel revenue that we recognize with respect to hotels leased to our TRS lessees; and

•	correspondingly reducing the profits (or increasing the loss) of hotels leased to our TRS lessees. We may be unable to reduce many of our expenses in tandem with revenue declines, (or we may choose not to reduce them for competitive reasons), and certain expenses may increase while our revenue declines.

Future debt service obligations could adversely affect our overall operating results and may require us to liquidate our properties, which could adversely affect our ability to make distributions to our shareholders and our share price.

We intend to use secured and unsecured debt to finance long-term growth. While we intend to target overall debt levels of not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges) our board of trustees may change this financing policy at any time without shareholder approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	operating cash flow will be insufficient to make required payments of principal and interest;

•	our leverage may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	terms of any refinancing will not be as favorable as the terms of the debt being refinanced; and

•	the terms of our debt may limit our ability to make distributions to our shareholders.

If we violate covenants in our debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

If we are unable to repay our debt obligations in the future, we may be forced to refinance debt or dispose of or encumber our assets, which could adversely affect distributions to shareholders.

If we incur debt in the future and do not have sufficient funds to repay such debt at maturity, or before maturity in the event we breach our debt agreements and our lenders exercise their right to accelerate repayment, it may be necessary to refinance the debt through additional debt or additional equity financings. Covenants applicable to any future debt could impair our planned investment strategy and, if violated, result in a default. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses. We may place mortgages on hotel properties that we acquire to secure a revolving credit facility or other debt. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our hotel properties that may be pledged to secure our obligations to foreclosure.

Interest expense on our debt may limit our cash available to fund our growth strategies and shareholder distributions.

Higher interest rates could increase debt service requirements on any floating rate debt that we incur and could reduce the amounts available for distribution to our shareholders, as well as reduce funds available for our operations, future business opportunities, or other purposes.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make shareholder distributions.

We may obtain in the future one or more forms of interest rate protection — in the form of swap agreements, interest rate cap contracts or similar agreements — to hedge against the possible negative effects of interest rate fluctuations. However, such hedging implies costs and we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder.

Joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and disputes between us and our joint venture partners.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner would have full control over the partnership or joint venture. Disputes between us and partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

We may from time to time make distributions to our shareholders in the form of our common shares, which could result in shareholders incurring tax liability without receiving sufficient cash to pay such tax.

Although we have no current intention to do so, we may in the future distribute taxable dividends that are payable in cash and common shares at the election of each shareholder. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our shares at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. In addition, if a significant number of our shareholders determine to sell common shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common shares.

Conflicts of interest could result in future business transactions between us and affiliates owned by our Chief Executive Officer.

Our chief executive officer, Jeffrey H. Fisher, owns 90% of IHM, a hotel management company that may manage certain of the hotels we acquire. Because Mr. Fisher is our Chief Executive Officer and controls IHM, conflicts of interest may arise between us and Mr. Fisher as to whether and on what terms new management contracts will be awarded to IHM, whether and on what terms management agreements will be renewed upon expiration of their terms, enforcement of the terms of the management agreements, whether hotels managed by IHM will be sold and any termination fees payable to IHM. See “Certain Relationships and Related Transactions”.

Risks Related to the Lodging Industry

The lodging industry has experienced recent significant declines and failure of the lodging industry to exhibit improvement may adversely affect our ability to execute our business strategy.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. GDP. It is also sensitive to business and personal discretionary spending levels. Declines in corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of our future hotel properties and therefore the net operating profits of our TRSs. The current global economic downturn has led to a significant decline in demand for products and services provided by the lodging industry, lower occupancy levels and significantly reduced room rates.

A substantial part of our business strategy is based on the belief that the lodging markets in which we intend to invest will experience improving economic fundamentals in the future. We anticipate that recovery will lag an improvement in economic conditions. However, we cannot predict how severe or prolonged the global economic downturn will be or whether, or when, lodging industry fundamentals will in fact improve or to what extent they will improve. In the event conditions in the industry do not improve when and as we expect, or deteriorate, our ability to execute our business strategy would be adversely affected, which could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Our ability to make distributions to our shareholders may be affected by various operating risks common in the lodging industry.

Hotel properties are subject to various operating risks common to the hotel industry, many of which are beyond our control, including:

•	competition from other hotel properties in our prospective markets, some of which may have greater marketing and financial resources;

•	an over-supply or over-building of hotel properties in our prospective markets, which could adversely affect occupancy rates and revenues;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	necessity for periodic capital reinvestment to repair and upgrade hotel properties;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes;

•	adverse effects of a downturn in the economy or in the hotel industry; and

•	risk generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net operating profits of our TRSs and the rental income we receive from our TRSs, which in turn could adversely affect our ability to make distributions to our shareholders.

Competition for acquisitions may reduce the number of properties we can acquire.

We will compete for hotel investment opportunities with competitors that may have a different tolerance for risk or have substantially greater financial resources than are available to us. This competition may generally limit the number of hotel properties that we are able to acquire and may also increase the bargaining power of hotel owners seeking to sell, making it more difficult for us to acquire hotel properties on attractive terms, or at all.

Competition for guests may lower our hotels’ revenues and profitability.

The upscale extended-stay and mid-price segments of the hotel business are highly competitive. Hotels we acquire will compete on the basis of location, room rates and quality, service levels, reputation, and reservation systems, among many other factors. Many competitors will have substantially greater marketing and financial resources than our operators or us. New hotels create new competitors, in some cases without corresponding increases in demand for hotel rooms. The result in some cases may be lower revenue, which would result in lower cash available for distribution to shareholders.

The seasonality of the hotel industry may cause fluctuations in our quarterly revenues that cause us to borrow money to fund distributions to shareholders.

Some hotel properties have business that is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in revenues. Quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in order to offset these fluctuations in revenue and to make distributions to shareholders.

The cyclical nature of the lodging industry may cause the return on our investments to be substantially less than we expect.

The lodging industry is highly cyclical in nature. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which subsequently affects levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry’s performance and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. The continued decline in lodging demand beyond late 2010 to early 2011, or a continued growth in lodging supply, could result in returns that are substantially below expectations or result in losses, which could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our shareholders.

Due to our concentration in hotel investments, a continued downturn in the lodging industry would adversely affect our operations and financial condition.

Our entire business will be related to the hotel industry. Therefore, a continued downturn in the hotel industry, in general, will have a material adverse effect on our revenues, net operating profits and cash available to distribute to shareholders.

The ongoing need for capital expenditures at our hotel properties may adversely affect our financial condition and limit our ability to make distributions to our shareholders.

Hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also will require periodic capital improvements as a condition of keeping the franchise licenses. In addition, our lenders will likely require that we set aside annual amounts for capital improvements to our hotel properties. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	possibility that revenues will be reduced temporarily while rooms or restaurants offered are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available on affordable terms;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun; and

•	disputes with franchisors/managers regarding compliance with relevant management/franchise agreements

The costs of all these capital improvements could adversely affect our financial condition and amounts available for distribution to our shareholders.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our future hotel rooms will be booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to the brands under which our properties will be franchised. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

Future terrorist attacks or changes in terror alert levels could adversely affect travel and hotel demand.

Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries over the past several years, often disproportionately to the effect on the overall economy. The impact that terrorist attacks in the U.S. or elsewhere could have on domestic and international travel and our business in particular cannot be determined but any such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and our results of operations and financial condition.

Potential future outbreaks of contagious diseases, such as H1N1, could have a material adverse effect on our revenues and results of operations due to decreased travel, especially in areas significantly affected by the disease.

The widespread outbreak of infectious or contagious disease in the U.S., such as the H1N1 influenza, could reduce travel and adversely affect the hotel industry generally and our business in particular.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our shareholders.

We intend to maintain comprehensive insurance on each of our hotel properties, including liability, terrorism, fire and extended coverage, of the type and amount customarily obtained for or by hotel property owners. There can be no assurance that such coverage will be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods and losses from foreign terrorist activities such as those on September 11, 2001 or losses from domestic terrorist activities such as the Oklahoma City bombing may not be insurable or may not be insurable on reasonable economic terms. Lenders may require such insurance and failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could have a material adverse effect on our results of operations and ability to obtain future financing.

In the event of a substantial loss, insurance coverage may not be sufficient to cover the full current market value or replacement cost of the lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we invested in a hotel property, as well as the anticipated future revenue from that particular hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Noncompliance with environmental laws and governmental regulations could adversely affect our operating results and our ability to make distributions to shareholders.

Under various federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner’s liability therefore as to any property are generally not limited under such laws and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate contamination from such substances, may adversely affect the owner’s ability to sell the real estate or to borrow funds using such property as collateral, which could have an adverse effect on our return from such investment.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by release of hazardous substances and for property contamination. For instance, a person exposed to asbestos while working at or staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental issues restrict the use of a property or place conditions on various activities. One example is laws that require a business using chemicals to manage them carefully and to notify local officials if regulated spills occurs.

Although it is our policy to require an acceptable Phase I environmental survey for all real property in which we invest, such surveys are limited in scope and there can be no assurance that there are no hazardous or toxic substances on such property that we would purchase. We cannot assure you:

•	that future laws, ordinances or regulations will not impose material environmental liability; or

•	that the current environmental condition of a hotel will not be affected by the condition of properties in the vicinity of the hotel (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Compliance with the Americans with Disabilities Act and other changes in governmental rules and regulations could substantially increase our cost of doing business and adversely affect our operating results and our ability to make distributions to our shareholders.

Our future hotel properties also will be subject to the Americans with Disabilities Act of 1990, or the ADA. Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Although we intend to acquire assets that are substantially in compliance with the ADA, we may incur additional costs of complying with the ADA at the time of acquisition and from time-to-time in the future to stay in compliance with any changes in the ADA. A number of additional federal, state and local laws exist that also may require modifications to our investments, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. If we were required to make substantial modifications at our properties to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

The Employee Free Choice Act could substantially increase our cost of doing business and adversely affect our operating results and our ability to make distributions to shareholders.

A number of members of the U.S. Congress and President Obama have stated that they support the Employee Free Choice Act, which, if enacted, would discontinue the current practice of having an open process where both the union and the employer are permitted to educate employees regarding the pros and cons of joining a union before having an election by secret ballot. Under the Employee Free Choice Act, the employees would only hear the union’s side of the argument before making a commitment to join the union. The Employee Free Choice Act would permit unions to quietly collect employee signatures supporting the union without notifying the employer and permitting the employer to explain its views before a final decision is made by the employees. Once a union has collected signatures from a majority of the employees, the employer would have to recognize, and bargain with, the union. If the employer and the union fail to reach agreement on a collective bargaining contract within a certain number of days, both sides would be forced to submit their respective proposals to binding arbitration and a federal arbitrator would be permitted to create an employment contract binding on the employer. If the Employee Free Choice Act is enacted, a number of the hotel properties we will own or seek to acquire could become unionized.

Generally, unionized hotel employees are subject to a number of work rules which could decrease operating margins at the unionized hotels. If that is the case, we believe that the unionization of hotel employees at hotels that we acquire may result in a significant decline in hotel profitability and value, which could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

General Risks Related to Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our hotel properties and adversely affect our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in our portfolio in response to changing economic, financial and investment conditions may be limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, such as those that occurred on September 11, 2001.

We may seek to sell hotel properties in the future. There can be no assurance that we will be able to sell any hotel property on acceptable terms.

Currently, little credit is available to purchasers of hotel properties and financing structures such as CMBS, which have been used to finance many hotel acquisitions in recent years, have been reduced. If financing for hotel properties is not available or is not available on attractive terms, it will adversely impact the ability of third parties to buy our hotels. As a result, we may hold our hotel properties for a longer period than we would otherwise desire and may sell hotels at a loss.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to shareholders.

Increases in our property taxes would adversely affect our ability to make distributions to our shareholders.

Hotel properties are subject to real and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. In particular, our property taxes could increase following our purchase of the initial acquisition hotels as the acquired hotels are reassessed. If property taxes increase, our financial condition, results of operations and our ability to make distributions to our shareholders could be materially and adversely affected and the market price of our common shares could decline.

Our hotel properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of mold to which hotel guests or employees could be exposed at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, which could be costly. In addition, exposure to mold by guests or employees, management company employees or others could expose us to liability if property damage or health concerns arise.

Risks Related to Our Organization and Structure

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a trustee is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, trustees are presumed to have acted with this standard of care. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated

Our bylaws obligate us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each trustee or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

Provisions of Maryland law may limit the ability of a third party to acquire control of our Company and may result in entrenchment of management and diminish the value of our common shares.

Certain provisions of the Maryland General Corporation Law (“MGCL”) applicable to Maryland real estate investment trusts may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“Business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares) or an affiliate of any interested shareholder for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations; and

•	“Control share” provisions that provide that our “control shares” (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

Additionally, Title 8, Subtitle 3 of the MGCL permits our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then current market price.

Provisions of our declaration of trust may limit the ability of a third party to acquire control of our Company and may result in entrenchment of management and diminish the value of our common shares.

Our declaration of trust authorizes our board of trustees to issue up to           common shares and up to           preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may authorize the issuance of additional shares or establish a series of common or preferred shares that may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if shareholders believe that a change of control is in their interest.

Failure to make required distributions would subject us to tax.

In order for federal corporate income tax not to apply to earnings that we distribute, each year we must distribute to our shareholders at least 90% of our REIT taxable income, determined before the deductions for dividends paid and excluding any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under the Code. Our only source of funds to make these distributions comes from distributions that we will receive from our operating partnership. Accordingly, we may be required to borrow money or sell assets, or make taxable distributions of our capital shares or debt securities, to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid federal corporate income tax and the 4% nondeductible excise tax in a particular year.

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would subject us to federal income tax and potentially to state and local taxes.

We intend to elect to be taxed as a REIT for federal income tax purposes, commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending December 31, 2010. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis.

Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially applicable with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our shares of beneficial interest. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain Code provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify which would negatively impact the value of our common shares.

Our TRS lessee structure subjects us to the risk of increased hotel operating expenses that could adversely affect our operating results and our ability to make distributions to shareholders.

Our leases with our TRS lessees will require our TRS lessees to pay us rent based in part on revenues from our hotels. Our operating risks include decreases in hotel revenues and increases in hotel operating expenses, which would adversely affect our TRS lessees’ ability to pay us rent due under the leases, including but not limited to the increases in wage and benefit costs, repair and maintenance expenses, energy costs, property taxes, insurance costs and other operating expenses.

Increases in these operating expenses can have a significant adverse impact on our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

The formation of our TRS lessees increases our overall tax liability.

Our TRS lessees will be subject to federal, state and local income tax on their taxable income, which will consist of the revenues from the hotel properties leased by our TRS lessees, net of the operating expenses for such hotel properties and rent payments to us. Accordingly, although our ownership of our TRS lessees will allow us to participate in the operating income from our hotel properties in addition to receiving rent, that operating income will be fully subject to income tax. The after-tax net income of our TRS lessees is available for distribution to us.

Our ownership of TRSs will be limited and our transactions with our TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross operating income from hotels that are operated by eligible independent contractors pursuant to hotel management agreements. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs will pay federal, foreign, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of the stock and securities of our TRSs will be less than 25% of the value of our total assets (including our TRS stock and securities). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

If our leases to our TRS lessees are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we will be required to satisfy two gross income tests, pursuant to which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with our TRS lessees, which we anticipate will constitute substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We intend to structure our leases so that the leases will be respected as true leases for federal income tax purposes, but there can be no assurance that the IRS will agree with this characterization. If the leases were not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs and likely would fail to qualify as a REIT status.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates has been reduced by legislation to 15% (through 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

If our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. We expect to lease substantially all of our hotels to our TRSs. A TRS lessee will not be treated as a “related party tenant,” and will not be treated as directly operating a lodging facility, which is prohibited, to the extent the TRS lessee leases properties from us that are managed by an “eligible independent contractor.”

We believe that the rent paid by our TRS lessee will be qualifying income for purposes of the REIT gross income tests and that our TRSs will qualify to be treated for federal income tax purposes, but there can be no assurance that the IRS will not challenge this treatement or that a court would not sustain such a challenge. If the IRS were successful in challenging this treatment, it is possible that we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests. If we failed to meet either the asset or gross income tests, we would likely lose our REIT qualification for federal income tax purposes, unless certain relief provisions applied.

If our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT. Each of the hotel management companies that enters into a management contract with our TRS lessees must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRS lessees to be qualifying income for our REIT income test requirements. Among other requirements, in order to qualify as an eligible independent contractor a manager must not own more than 35% of our outstanding shares (by value) and no person or group of persons can own more than 35% of our outstanding shares and the ownership interests of the manager, taking into account only owners of more than 5% of our shares and, with respect to ownership interests in such managers that are publicly traded, only holders of more than 5% of such ownership interests. Complex ownership attribution rules apply for purposes of these 35% thresholds. Although we intend to monitor ownership of our shares by our property managers and their owners, there can be no assurance that these ownership levels will not be exceeded.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common shares.

In order to satisfy the requirements for REIT qualification, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year following our first taxable year. To assist us to satisfy the requirements for our REIT qualification, our declaration of trust contains an ownership limit on each class and series of our shares. Under applicable constructive ownership rules, any common shares owned by certain affiliated owners generally will be added together for purposes of the common share ownership limit, and any shares of a given class or series of preferred shares owned by certain affiliated owners generally will be added together for purposes of the ownership limit on such class or series.

If anyone transfers shares in a way that would violate the ownership limit, or prevent us from qualifying as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then the initial intended transfer shall be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the ownership limit or the other restrictions on transfer in our declaration of trust bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. Federal Income Tax Considerations.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRSs will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRSs.

The ability of our board of trustees to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our shareholders, which may have adverse consequences on our total return to our shareholders.

The ability of our board of trustees to change our major policies may not be in your interest.

Our board of trustees determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations and distributions to shareholders and our continued qualification as a REIT. Our board may amend or revise these and other policies and guidelines from time to time without the vote or consent of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies and those changes could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our investors could lose confidence in our reported financial information, which could harm our business and the market value of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually attest to our evaluation, as well as issue their opinion on our internal control over financial reporting. While we intend to undertake substantial work to prepare for compliance with Section 404, we cannot be certain that we will be successful in implementing or maintaining adequate control over our financial reporting and financial processes. Furthermore, as we rapidly grow our business and acquire new hotel properties with existing internal controls that may not be consistent with our own, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of our common shares. In particular, we will need to establish, or cause our third party hotel managers to establish, controls and procedures to ensure that hotel revenues and expenses are properly recorded at our hotels. The existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. Any such failure could cause investors to lose confidence in our reported financial information and adversely affect the market value of our common shares or limit our access to the capital markets and other sources of liquidity.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares of beneficial interest. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, qualified real estate assets and securities of our TRSs) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities that constitute qualified real estate assets and securities of our TRSs) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.

We are generally required to distribute to our shareholders at least 90% of our taxable income each year for us to qualify as a REIT under the Code, which requirement we currently intend to satisfy. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our shareholders may be adversely affected by the risk factors described in this prospectus. Because we currently have no assets and will commence operations only upon completion of this offering, we may not have a portfolio of assets that generate sufficient income to be distributed to our shareholders. We currently do not expect to use the proceeds from this offering or the concurrent private placement to make distributions to our shareholders. Subject to satisfying the requirements for REIT qualification, we intend over time to make regular quarterly distributions to our shareholders. Our board of trustees has the sole discretion to determine the timing, form and amount of any distributions to our shareholders. The amount of such distributions may be limited until we have a portfolio of income-generating assets. Our board of trustees will make determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, satisfaction of the requirements for REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our shareholders are:

•	our inability to invest the proceeds of the offering;

•	our inability to realize attractive returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	defaults in our investment portfolio or decreases in the value of the underlying assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our shareholders at any time in the future or that the level of any distributions we do make to our shareholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common shares. In addition, prior to the time we have fully invested the net proceeds of this offering and the concurrent private placement, we may fund our quarterly distributions out of such net proceeds. The use of our net proceeds for distributions could be dilutive to our financial results and may constitute a return of capital to our investors, which would have the effect of reducing each shareholder’s basis in its common shares.

In addition, distributions that we make to our shareholders will generally be taxable to our shareholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a shareholder’s investment in our common shares.

We cannot assure you that a public market for our common shares will develop.

Prior to this offering, there has not been a public market for our common shares, and we cannot assure you that a regular trading market for the common shares offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common shares. The initial public offering price has been determined by us and the underwriters. We cannot assure you that the price at which the common shares will sell in the public market after the closing of the offering will not be lower than the price at which they are sold by the underwriters.

The market price of our equity securities may vary substantially, which may limit your ability to liquidate your investment.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our shares in public trading markets is the annual yield from distributions on our common or preferred shares as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to shareholders, may lead prospective purchasers of our shares to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common shares or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza, avian bird flu and SARS, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes.

The number of shares available for future sale could adversely affect the market price of our common shares.

We cannot predict the effect, if any, of future sales of common shares, or the availability of common shares for future sale, on the market price of our common shares. Sales of substantial amounts of common shares (including shares issued to our trustees and officers), or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares.

We also may issue from time to time additional common shares or limited partnership interests in our operating partnership in connection with the acquisition of properties and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common shares or the perception that these sales could occur may adversely affect the prevailing market price for our common shares or may impair our ability to raise capital through a sale of additional equity securities. Upon completion of this offering, we expect to have          common shares outstanding, including the common shares sold in this offering, common shares sold in the concurrent private placement,          restricted common shares granted to our trustees and           shares underlying LTIP units to be granted to our officers under our Equity Incentive Plan upon completion of this offering, or an aggregate of          common shares if the underwriters’ overallotment option is exercised in full. Our Equity Incentive Plan provides for grants of equity based awards up to an aggregate of common shares.

Future offerings of debt or equity securities ranking senior to our common shares may adversely affect the market price of our common shares.

If we decide to issue debt or equity securities in the future ranking senior to our common shares or otherwise incur indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to make distributions to our shareholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of our common shares and may result in dilution to owners of our common shares. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or financings, any of which could reduce the market price of our common shares and dilute the value of our common shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of the proceeds of this offering and the concurrent private placement;

•	market trends in our industry, interest rates, real estate values, the debt financing markets or the general economy or the demand for commercial real estate loans;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements;

•	changes in the value of our properties;

•	our expected portfolio of properties;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to satisfy the requirements for REIT qualification under the Code;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our shareholders in the future;

•	general volatility of the capital markets and the market price of our common shares; and

•	degree and nature of our competition.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $      million after deducting the underwriting discounts and commissions and other estimated offering expenses. If the underwriters’ overallotment option is exercised in full, our net proceeds will be approximately $      million.

Concurrently with the offering, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, as amended, we will sell           common shares (representing $10 million in proceeds) to our chief executive officer, Jeffrey H. Fisher, at a price per share equal to the price to the public, and without payment by us of any underwriting discount or commission.

We will contribute the net proceeds of this offering and the concurrent private placement to our operating partnership. Our operating partnership will use approximately $73.5 million of the net proceeds to purchase the initial acquisition hotels.

We intend to invest approximately $      million over the next   years to enhance the quality of the six initial acquisition hotels. This capital will be used to upgrade guest rooms and common areas and includes our estimate of the amounts Hilton will require us to spend as part of a property improvement plan, or PIP, for the hotels. We believe that this investment will improve the quality of the initial acquisition hotels, further differentiate them from their primary competitors, and enhance their performance. We believe that the current market environment, with depressed hotel operating performance, provides an attractive time to complete the planned renovations of the initial acquisition hotels because there will be less displacement of guests and lost revenues due to current low occupancy rates and room rates than in a more robust economic environment. We believe that investing in our properties in the current environment will also better position them to outperform competing properties as economic conditions improve.

Our operating partnership will use the remaining net proceeds to invest in hotel properties in accordance with our investment strategy described in this prospectus and for general business purposes. We generally intend to invest the remaining net proceeds as promptly as we can identify hotel acquisition opportunities that are consistent with our investment strategy, with a general goal of seeking to invest the remaining net proceeds within 12 to 15 months following completion of this offering, depending on the amount of time necessary to evaluate a target property’s suitability based on our acquisition criteria. However, we cannot predict if or when we will identify and acquire hotels that meet our acquisition criteria so as to permit us to invest the net proceeds of this offering. Prior to the full investment of the offering proceeds in hotel properties, we intend to invest in interest-bearing short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in hotel properties.

We will use approximately $      of the net proceeds to reimburse Mr. Fisher for out-of-pocket expenses Mr. Fisher incurred in connection with our formation and this offering, including up to $2.5 million Mr. Fisher funded as earnest money deposits, as required by the purchase agreement for the initial acquisition hotels. We will also use $10,000 to repurchase the shares he acquired in connection with our formation and initial capitalization.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of October 30, 2009; and

•	our capitalization as of October 30, 2009, as adjusted to give effect to the sale of our common shares in this offering and the concurrent private placement, at an offering price of $ per share, not including shares subject to the underwriters’ overallotment option, and net of the underwriting discounts and commissions and other estimated offering expenses payable by us in connection with this offering.

The following table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of October 30, 2009
		Pro Forma
	Actual	As Adjusted(1)
		(Unaudited)

Cash	$10,000	$

Total liabilities	$—	$

Shareholders’ equity
Common shares, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding, actual; shares issued and outstanding, as adjusted(1)	10
Additional paid-in capital	9,990
Total shareholders’ equity	10,000

Total capitalization	$10,000	$

(1)	Includes shares we will issue to Mr. Fisher in a private placement concurrent with the closing of this offering. Also includes an aggregate of restricted common shares that will be issued to our independent trustees upon completion of this offering under our Equity Incentive Plan. Excludes (i) common shares underlying long-term incentive plan, or LTIP, units in our operating partnership that will be issued to Mr. Fisher and certain other officers upon completion of this offering, (ii) common shares reserved for issuance under our Equity Incentive Plan and (iii) common shares issuable upon exercise of the underwriters’ overallotment option. If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement.

DISTRIBUTION POLICY

We intend over time to make regular quarterly distributions to holders of our common shares. However, until we invest a substantial portion of the net proceeds of this offering in hotel properties, we expect our quarterly distributions will be nominal, if any. In order to qualify for taxation as a REIT, we intend to make annual distributions to our shareholders of an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•	90% of the excess of our after-tax net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

•	the sum of certain items of non-cash income (as determined under Sections 857 of the Code).

Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the excise tax on undistributed REIT taxable income. However, we cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our shareholders or our ability to sustain those distributions.

See “Material U.S. Federal Income Tax Considerations.”

Distributions will be authorized and declared by our board of trustees based upon a variety of factors, including:

•	actual results of operations;

•	the timing of the investment of the net proceeds of this offering;

•	any debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

Our ability to pay distributions to our shareholders will depend, in part, upon our receipt of distributions from our operating partnership, which will depend upon receipt of rent payments from our TRS lessees and the management of our hotels by the third-party hotel management companies that our TRS lessees will engage to operate our hotels. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because a significant portion of our investments will be ownership of equity interests in hotel properties, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our qualification as a REIT, we may retain any earnings that accumulate in our TRSs.

In addition, prior to the time we have fully invested the net proceeds of this offering and the concurrent private placement, we may fund our quarterly distributions out of such net proceeds. The use of our net proceeds for distributions could be dilutive to our financial results and may constitute a return of capital to our investors, which would have the effect of reducing each shareholder’s basis in its common shares.

SELECTED FINANCIAL DATA

We are a newly formed entity without any operating history. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the information provided under the section of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-looking Statements,” and “Our Business” and our audited balance sheet and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a self-advised hotel investment company organized in October 2009 to invest in premium-branded upscale extended-stay, select-service, and full-service hotels. We expect that a significant portion of our portfolio will consist of hotels in the upscale extended-stay category, including brands such as Homewood Suites by Hilton®, Residence Inn by Marriott® and Summerfield Suites by Hyatt®. Upscale extended-stay hotels typically have the following characteristics:

•	their principal customer base includes business travelers who are on extended assignments and corporate relocations;

•	their services and amenities include complimentary breakfast and evening hospitality hour, high-speed internet access, in-room movie channels, limited meeting space, daily linen and room cleaning service, 24-hour front desk, guest grocery services, and an on-site maintenance staff; and

•	their physical facilities include large suites, quality construction, full separate kitchens in each guest suite, quality room furnishings, pool, and exercise facilities.

We also intend to invest in premium-branded select-service hotels such as Courtyard by Marriott®, Hampton Inn® and Hampton Inn and Suites®. The service and amenity offerings of these hotels typically include complimentary breakfast, high-speed internet access, local calls, in-room movie channels, and daily linen and room cleaning service. In addition, we intend to selectively invest in premium-branded full-service hotels. The service and amenity offerings of these hotels often include full-service restaurants, lounges, room service, meeting rooms, banquet and catering services, as well as high-speed internet access, local calls, in-room movie channels, and daily linen and room cleaning service. We intend to invest primarily in hotels in the 25 largest metropolitan markets in the United States. We believe that current market conditions will create attractive opportunities to acquire high quality hotels at cyclically low prices that will benefit from an improving economy and our aggressive asset management. As a newly formed company with no business activity to date, we have no operating history and only nominal assets, consisting of only cash contributed in connection with our formation. See “Capitalization.”

We currently do not own any properties but have entered into an agreement to purchase the six initial acquisition hotels following completion of this offering for an aggregate purchase price of $73.5 million. Upon completion of this offering and the concurrent private placement to Mr. Fisher, and following the purchase of the initial acquisition hotels, we expect to have approximately $      million of cash available to invest in additional hotel properties and we will have no debt.

We intend to elect and qualify to be treated as a REIT for federal income tax purposes.

For us to qualify as a REIT under the Code, we cannot operate the hotels that we acquire. Therefore, our operating partnership and its subsidiaries will lease our hotel properties to our TRS lessees, who will in turn engage eligible independent contractors to manage our hotels. Each of these lessees will be treated as a TRS for federal income tax purposes and will be consolidated into our financial statements for accounting purposes. However, since both our operating partnership and our TRS lessees will be controlled by us, our principal source of funds on a consolidated basis will be from the operations of our hotels. The earnings of our TRS lessees will be subject to taxation as regular C corporations, reducing such lessees’ ability to pay dividends, our funds from operations and the cash available for distribution to our shareholders.

Liquidity and Capital Resources

We intend to limit the outstanding principal amount of our consolidated indebtedness to not more than 35% of the investment in our hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges) measured at the time we incur debt, and a subsequent decrease in hotel property values will not necessarily cause us to repay debt to comply with this limitation. Our board of trustees may modify or eliminate this policy at any time without the approval of our shareholders. Upon completion of this offering and concurrent private placement and following our purchase of the the initial acquisition hotels, we expect to have approximately $      million in cash available to fund additional investments in hotel properties. There can be no assurance that we will make any investments in any properties that meet our investment criteria.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under an anticipated revolving credit facility. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on any borrowings and fund dividends in accordance with the requirements for qualification as a REIT under the Code. We expect to meet our long-term liquidity requirements, such as hotel property acquisitions, through the cash we will have available upon completion of this offering and subsequent borrowings and expect to fund other investments in hotel properties and scheduled debt maturities through long-term secured and unsecured borrowings and the issuance of additional equity or debt securities.

We plan to arrange and utilize a revolving credit facility that we anticipate will be in place following the investment of the net proceeds of this offering. This facility, which we expect will be secured by hotel properties we acquire and other assets, will be used for general corporate purposes. We intend to repay indebtedness incurred under our credit facility from time to time out of cash flow and from the net proceeds of issuances of additional equity and debt securities. No assurances can be given that we will obtain such credit facility or, if we do, what the amount and terms will be. Our failure to obtain such a facility on favorable terms could adversely impact our ability to execute our business strategy. In the future, we may seek to increase the amount of our credit facility, negotiate additional credit facilities or issue corporate debt instruments. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as we deem prudent.

We intend to invest in hotel properties only as suitable opportunities arise. In the near-term, we intend to fund future investments in properties with the net proceeds of this offering and the concurrent private placement. Longer term, we intend to finance our investments with the net proceeds from additional issuances of common and preferred shares, issuances of units of limited partnership interest in our operating partnership or other securities or borrowings. The success of our acquisition strategy may depend, in part, on our ability to access additional capital through issuances of equity securities. There can be no assurance that we will make any investments in any properties that meet our investment criteria.

Quantitative and Qualitative Disclosure About Market Risk

Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our management companies to raise room rates.

Seasonality

Depending on a hotel’s location and market, operations for the hotel may be seasonal in nature. This seasonality can be expected to cause fluctuations in our quarterly operating profits. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or borrowings under our anticipated revolving credit facility to make distributions to our equity holders.

Critical Accounting Policies

Below is a discussion of the accounting policies that we believe will be critical once we commence operations. We consider these policies critical because they require estimates about matters that are inherently uncertain, involve various assumptions and require significant management judgment, and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Applying different estimates or assumptions may result in materially different amounts reported in our financial statements.

Hotel Properties

Acquisitions and Property Improvements

Upon acquisition, we will allocate the purchase price based on the fair value of the acquired land, building, furniture, fixtures and equipment, identifiable intangible assets, other assets and assumed liabilities. Identifiable intangible assets typically arise from contractual arrangements. We will determine the acquisition-date fair values of all assets and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. Acquisition costs will be expensed as incurred.

Hotel renovations and/or replacements of assets that improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives. Furniture, fixtures and equipment under capital leases are carried at the present value of the minimum lease payments.

Repair and maintenance costs are charged to expense as incurred.

Depreciation and Amortization

Hotel properties are carried at cost and depreciated using the straight-line method over an estimated useful life of 25 to 40 years for buildings and one to 10 years for furniture, fixtures and equipment. Intangible assets arising from contractual arrangements are typically amortized over the life of the contract.

We will be required to make subjective assessments as to the useful lives and classification of its properties for purposes of determining the amount of depreciation expense to reflect each year with respect to the assets. These assessments may impact our results of operations.

Impairment

We will monitor events and changes in circumstances for indicators that the carrying value of the hotel and related assets may be impaired. We will prepare an estimate of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel to reflect the hotel at fair value. These assessments may impact the results of our operations.

A hotel is considered held-for-sale when a contract for sale is entered into, a substantial, non-refundable deposit has been committed by the purchaser, and sale is expected to close.

Revenue Recognition

Revenue consists of amounts derived from hotel operations, including the sales of rooms, food and beverage, and other ancillary amenities. Revenue is recognized when rooms are occupied and services have been rendered. These revenue sources are affected by conditions impacting the travel and hospitality industry as well as competition from other hotels and businesses in similar markets.

Share-Based Compensation

Prior to completion of this offering, we will adopt an Equity Incentive Plan that provides for the grant of common share options, share awards, share appreciation rights, performance units and other equity-based awards. Equity-based compensation will be recognized as an expense in the financial statements and measured at the fair value of the award on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance.

Income Taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our short taxable year ending December 31, 2010. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States, or GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute our taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to shareholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Recently Issued Accounting Standards

In May 2009, the Financial Accounting Standards Board, or FASB, issued an accounting standard that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. It also requires public entities to evaluate subsequent events through the date that the financial statements are issued.

In June 2009, the FASB issued an accounting standard that requires enterprises to perform a more qualitative approach to determining whether or not a variable interest entity will need to be consolidated. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. It requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This accounting standard is effective for fiscal years beginning after November 15, 2009. Early adoption is not permitted. We are evaluating the effect of this accounting standard on future acquisitions.

In June 2009, the FASB issued an accounting standard that made the FASB Accounting Standards Codification, or the Codification, the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification has superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This accounting standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Following the issuance of this accounting standard, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. FASB will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. While we are evaluating the effect of this accounting standard, we currently believe that the adoption of this standard will not have a material impact on our financial statements.

Results of Operations

As of the date of this prospectus, we have not commenced any operations and will not commence any operations until we have completed the offering and the concurrent private placement.

Off-balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

BUSINESS

Overview

We are a self-advised hotel investment company organized in October 2009 to invest in premium-branded upscale extended-stay, select-service, and full-service hotels. We expect that a significant portion of our portfolio will consist of hotels in the upscale extended-stay market, including brands such as Residence Inn by Marriott®, Homewood Suites by Hilton® and Summerfield Suites by Hyatt®. Upscale extended-stay hotels typically have the following characteristics:

•	their principal customer base includes business travelers who are on extended assignments and corporate relocations;

•	their services and amenities include complimentary breakfast and evening hospitality hour, high-speed internet access, in-room movie channels, limited meeting space, daily linen and room cleaning service, 24-hour front desk, guest grocery services, and an on-site maintenance staff; and

•	their physical facilities include large suites, quality construction, full separate kitchens in each guest suite, quality room furnishings, pool, and exercise facilities.

We also intend to invest in premium-branded select-service hotels such as Courtyard by Marriott®, Hampton Inn® and Hampton Inn and Suites®. The service and amenity offerings of these hotels typically include complimentary breakfast, high-speed internet access, local calls, in-room movie channels, and daily linen and room cleaning service. In addition, we intend to selectively invest in premium-branded full-service hotels. The service and amenity offerings of these hotels often include full-service restaurants, lounges, room service, meeting rooms, banquet and catering services, as well as high-speed internet access, local calls, in-room movie channels, and daily linen and room cleaning service. We intend to invest primarily in hotels in the 25 largest metropolitan markets in the United States. We believe that current market conditions, including deteriorating industry fundamentals, will create attractive opportunities to acquire high quality hotels at cyclically low prices that will benefit from an improving economy and our aggressive asset management.

Our management team, led by our chief executive officer, Jeffrey H. Fisher, has extensive experience acquiring, developing, financing, repositioning, managing and selling hotels. Prior to forming Chatham Lodging Trust, Mr. Fisher served as chairman and chief executive officer of Innkeepers from its inception in 1994 through its sale in June 2007. Mr. Fisher successfully grew Innkeepers from a portfolio of seven hotels at the time of its IPO in 1994 to 74 hotels at the time of its sale. An investment in Innkeepers’ common shares from the date of its IPO through the date of its sale generated a total return of approximately 318% for each share purchased at the IPO price of $10.00 per share (assuming reinvestment of all cash dividends paid by Innkeepers on its common shares for all periods following its IPO in additional common shares, as calculated by Factset Research Systems). Seven of the eight members of the board of trustees of Innkeepers at the time of its sale in June 2007 have agreed to serve as trustees of our company effective upon closing of this offering.

We have entered into an agreement to purchase the six initial acquisition hotels from wholly owned subsidiaries of RLJ Development, LLC for an aggregate purchase price of $73.5 million. We expect to close the acquisition shortly after completing this offering and the concurrent private placement. Each initial acquisition hotel operates under the Homewood Suites by Hilton® brand. The initial acquisition hotels are located in Billerica, Massachusetts; Bloomington, Minnesota; Brentwood, Tennessee; Dallas, Texas; Farmington, Connecticut and Maitland, Florida. We believe that these are high quality hotels with strong locations which are well positioned to benefit from an economic recovery. We will own each of the initial acquisition hotels in fee simple and will lease the hotels to our TRS lessees, who will assume existing management agreements with the current hotel manager, Promus Hotels, Inc., a subsidiary of Hilton, which will continue to manage the hotels following our acquisition.

Upon completion of this offering and the concurrent private placement to Mr. Fisher, and following our purchase of the initial acquisition hotels, we expect to have approximately $      million of cash available to invest in additional hotel properties and we will have no debt.

We intend to elect and qualify to be treated as a REIT for federal income tax purposes.

Market Opportunity

We believe current market conditions will create attractive opportunities to acquire hotel properties at prices that represent significant discounts to our estimate of replacement cost and that provide potential for significant long-term value appreciation. U.S. hotel industry operating performance has declined substantially over the last year due to the challenging economic conditions created by declining GDP, high levels of unemployment, low consumer confidence, the significant decline in home prices and a reduction in the availability of credit. In addition to facing declining operating results, hotel owners have been adversely impacted by a significant decline in the availability of debt financing. The CMBS market historically provided a significant amount of debt financing to the hotel industry, especially from 2004 to 2007, but effectively has been closed since July 2008. Banks and insurance companies, traditionally significant sources of debt financing for the hotel industry, have been significantly impacted by losses in their loan portfolios, causing them to reduce their lending to the hotel industry. We believe that the combination of declining operating performance and reduction in the availability of debt financing have caused hotel values to decline and will lead to increased hotel loan foreclosures and distressed hotel property sales. In addition, we believe that the supply of new hotels is likely to remain low for the next several years due to weak industry operating fundamentals and limited availability of debt financing. Hotel industry operating performance historically has correlated with U.S. GDP growth, and a number of economists and government agencies currently predict that the U.S. economy will resume growth over the next several years. We believe that U.S. GDP growth, coupled with limited supply of new hotels, will lead to significant increases in lodging industry revenue per available room, or RevPAR, a key industry operating statistic, and hotel operating profits. We believe that our management team’s significant experience in acquiring hotels, our growth oriented capital structure with no legacy issues, and our focused business strategy will position us to take advantage of hotel investment opportunities created by current market conditions.

As shown in the table below, RevPAR for U.S. hotels has shown significant monthly declines since July 2008.

Source: Smith Travel Research.

In addition to facing declining operating results, hotel owners have been adversely impacted by a significant decline in the availability of debt financing. As shown in the table below, the CMBS market historically provided a significant amount of debt financing to the real estate industry, especially from 2004 through 2007, but effectively has been closed since July 2008.

Source: Commercial Mortgage Alert.

Note: Includes U.S. agency and non-agency issuance.

Banks and insurance companies, traditionally significant sources of debt financing, have been significantly impacted by losses in their loan portfolios, causing them to reduce their lending to the hotel industry. We believe that the combination of declining operating performance and reduction in the availability of debt financing have caused the prices of hotels to decline and will lead to increased hotel loan foreclosures and distressed hotel property sales.

As shown in the charts below, distressed hotel loan volumes have risen dramatically since late summer 2008.

Source: Real Capital Analytics.

Note: Distressed loans include loans in foreclosure, in bankruptcy and in restructured/modified status.

Given weak current operating conditions in the lodging sector and limited availability of debt to fund new development projects, we believe that growth in new hotel room supply is likely to remain low for the next several years as shown in the chart below.

Source: Smith Travel Research (1988 -2008), PKF September — November 2009 Edition of “Hotel Horizons® Econometric Forecasts of U.S. Hotel Markets,” (2009E-2013E).

Hotel industry operating performance historically has correlated with overall GDP growth. As shown below, U.S. real GDP growth is projected to resume over the next several years.

Source: U.S. Real GDP from Bureau of Economic Analysis (1988-2008) and IMF World Economic and Financial Surveys (2009E to 2014E).

We believe that a recovery in U.S. GDP growth, coupled with limited growth in new hotel room supply, will lead to significant increases in lodging industry RevPAR and operating profit.

Source: Smith Travel Research (1988 -2008), PKF “Hotel Horizons Econometric Forecasts of U.S. Hotel Markets,” (2009E-2013E).

We believe our management team’s significant experience acquiring hotels, our growth oriented capital structure with no legacy issues and our focused business strategy, will position us to take advantage of acquisition opportunities created by current market conditions.

Competitive Strengths

Experienced management team:  We believe that our senior executive officers, who have extensive lodging industry experience, will help drive our company’s growth. Our management team is led by Mr. Fisher who has over 23 years of experience in the lodging industry, including 13 years as founder and chief executive officer of Innkeepers. Mr. Fisher has longtime relationships with hotel owners (such as RLJ Development, LLC, the parent company of the sellers of the six initial acquisition hotels), developers, management companies, franchisors, hotel brokers, financiers, research analysts and institutional investors.

Strong acquisition and growth record:  Mr. Fisher formed Innkeepers through a $46.9 million IPO in 1994 and served as its chairman and chief executive officer until it was sold at a total enterprise value of approximately $1.5 billion in 2007 (calculated as Innkeepers’ net debt plus preferred equity plus Innkeepers’ total equity market capitalization at the acquisition price of its common shares). Mr. Fisher successfully grew Innkeepers from a portfolio of seven hotels at the time of its IPO in 1994 to 74 hotels at the time of its sale. An investment in Innkeepers’ common shares from the date of its IPO through the date of its sale generated a compound total return of approximately 318% for each share purchased at the IPO price of $10.00 per share (assuming all cash dividends were reinvested to purchase additional common shares of Innkeepers on the dividend ex-date (the date the current owner of the common shares of record is entitled to receive the dividend)), as calculated by Factset Research Systems. Over the period beginning in the same month as the Innkeepers IPO and ending in June 2007, the month that Innkeepers was sold, the FTSE NAREIT Equity Lodging/Resorts Index, an index comprised of all U.S. public lodging REITs, which we believe were comparable peers of Innkeepers, increased by approximately 209%. Information regarding Innkeepers and the FTSE NAREIT Equity Lodging/Resorts Index reflects past performance and is not a guarantee or prediction of our future operating results or the returns that our shareholders may achieve in the future. Innkeepers experienced considerable challenges resulting from severe downturns in the lodging industry, such as the period following the attacks of September 11, 2001, during which Innkeepers reduced its distributions to shareholders and its capital investments due to substantial declines in its revenues and earnings.

Prudent capital structure with no legacy issues:  We believe that many potential buyers of hotel properties typically utilize significant levels of debt to fund acquisitions and thus may be limited in their ability to make acquisitions under current market conditions. In addition, we believe many potential buyers of hotel properties already have high leverage levels which could limit their ability to acquire additional properties. At the close of this offering and the concurrent private placement to Mr. Fisher, and following the purchase of the initial acquisition hotels, we will have approximately $      million of cash available to invest in additional hotel properties and we will have no debt. We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges).

Longtime relationships with leading lodging franchise and management companies:  Mr. Fisher has longtime relationships with several leading hotel franchise and management companies, having acquired and developed a significant number of hotels operated under Marriott’s Residence Inn® and Courtyard by Marriott® brands and Hilton’s Hampton Inn® brand. Prior to its sale in 2007, Innkeepers owned 44 Residence Inns, making it one of the world’s largest owners of Residence Inn hotels. Mr. Fisher has been a member of Marriott’s Residence Inn Advisory Board since 1998. Mr. Fisher was one of the early franchisees of Hampton Inn hotels and Innkeepers owned twelve Hampton Inns at the time of its sale.

Our Strategy and Investment Criteria

Our primary objective is to generate attractive returns for our shareholders through investing in hotel properties at prices that provide strong returns on invested capital, paying dividends and generating long-term value appreciation. We believe we can create long-term value by pursuing the following strategies:

•	Disciplined acquisition of hotel properties: We intend to invest primarily in premium-branded upscale extended-stay, select-service and full-service hotels in the 25 largest metropolitan markets in the United States. We will focus on acquiring hotel properties at prices below our estimate of replacement cost in markets that have strong demand generators and where we expect demand growth will outpace new supply. We will also seek to acquire properties that we believe are undermanaged or undercapitalized. We currently do not intend to engage in new hotel development.

•	Opportunistic hotel repositioning: We intend to employ value-added strategies, such as re-branding, renovating, or changing management, when we believe such strategies will increase the operating results and values of the hotels we acquire.

•	Aggressive asset management: Although as a REIT we cannot operate our hotels, we will proactively manage our third-party hotel managers in seeking to maximize hotel operating performance. Our asset management activities will seek to ensure that our third-party hotel managers effectively utilize franchise brands’ marketing programs, develop effective sales management policies and plans, operate properties efficiently, control costs, and develop operational initiatives for our hotels that increase guest satisfaction. As part of our asset management activities, we will regularly review opportunities to reinvest in our hotels to maintain quality, increase long-term value and generate attractive returns on invested capital.

•	Flexible selection of hotel management companies: We intend to be flexible in our selection of hotel management companies and select managers that we believe will maximize the performance of our hotels. We intend to utilize brand-affiliated management companies such as Marriott International, Inc., Hilton Worldwide, Starwood Hotels & Resorts Worldwide, Inc., Hyatt Hotels Corporation and InterContinental Hotels Group, although we may also utilize independent management companies such as IHM. We believe this strategy will increase the universe of potential acquisition opportunities we can consider because many hotel properties are encumbered by long-term management contracts. We believe that our willingness to utilize brand-affiliated management companies may lead to these companies bringing “off-market” transactions to our attention that may not be available to other hotel investors. An affiliate of Hilton Hotels Corporation will manage our six initial hotels.

•	Selective investment in hotel debt: We may consider selectively investing in debt secured by hotel property if we believe we can foreclose on or acquire ownership of the underlying hotel property in the relative near term. We do not intend to invest in any debt where we do not expect to gain ownership of the underlying property or to originate any debt financing.

Initial Acquisition Hotels

We have entered into an agreement to purchase the initial acquisition hotels from wholly owned subsidiaries of RLJ Development, LLC for an aggregate purchase price of $73.5 million. Each of the initial acquisition hotels operates under the Homewood Suites by Hilton® brand. The six initial acquisition hotels contain an aggregate of 813 suites and are located in the major MSAs of Boston, Massachusetts; Minneapolis, Minnesota; Nashville, Tennessee; Dallas, Texas; Hartford, Connecticut and Orlando, Florida. The upscale all-suite residential style Homewood Suites by Hilton® brand caters to travelers typically seeking home-like amenities from a hotel when traveling for several days or more. Each spacious suite typically offers separate living and sleeping areas and a fully operational kitchen to satisfy guests’ needs for comfort, flexibility and convenience.

We believe that our senior management’s relationship and successful past transaction history while at Innkeepers with RLJ Development, LLC, the parent company of the sellers of the initial acquisition hotels, helped facilitate this attractive off-market transaction. We believe that there are a limited number of potential buyers currently able to compete for acquisitions of portfolios such as the initial acquisition hotels since there are no current public lodging REITs primarily focused on acquiring and owning upscale extended-stay hotels and many potential private buyers may not have access to sufficient equity or debt capital to complete acquisitions of this size.

The initial acquisition hotels have a number of attractive characteristics that make them an excellent fit with our business strategy:

•	Our purchase price of $90,406 per room represents a substantial discount to our estimate of replacement cost.

•	The hotels are located in major MSAs.

•	The hotels are attractively situated within their markets in areas with high barriers to entry, since little comparable land is available to build competing hotels.

•	The hotels are located near multiple demand generators that contribute both business and leisure guests, including major office parks, universities, airports and leading regional and international tourist attractions.

•	The hotels have the opportunity for significant performance improvement when the economy recovers.

•	The hotels have potential to benefit from additional capital investment at a time when we believe few competitors can afford to reinvest in their properties.

•	The hotels are upscale extended-stay properties that operate under the high quality Homewood Suites by Hilton® brand.

We believe this acquisition demonstrates our ability to execute our business strategy of acquiring high quality premium-branded upscale extended-stay and select service hotels located in markets with strong growth potential and high barriers to entry at attractive prices. The initial acquisition hotels will provide us with a strong initial platform to faciliate the future growth of our company.

We will own each of the initial acquisition hotels in fee simple and will lease the hotels to our TRS lessees. Our TRS lessees will assume the existing management agreements with the current manager, Promus Hotels, Inc., a subsidiary of Hilton, which will continue to manage the hotels following our acquisition. We expect to close this acquisition shortly after completing this offering and the concurrent private placement.

We intend to invest approximately $     million over the next     years to enhance the quality of the six initial acquisition hotels. This capital will be used to upgrade guest rooms and common areas and includes our estimate of the amounts Hilton will require us to spend as part of a PIP for the hotels. We believe that this investment will improve the quality of the initial acquisition hotels, further differentiate them from their primary competitors and enhance their performance. We believe that the current market environment, with depressed hotel operating performance, provides an attractive time to complete the planned renovations of the initial acquisition hotels because there will be less displacement of guests and lost revenues due to current low occupancy rates and room rates than in a more robust economic environment. We believe that investing in our properties in the current environment will also better position them to outperform competing properties as economic conditions improve.

Below is certain information regarding the initial acquisition hotels:

				Nine Months Ended
				September 30, 2009			Purchase Price
Property	Location	Year Opened	Hotel Rooms	Occupancy	ADR	RevPAR	Total	Per Room

Homewood Suites Billerica	Billerica (Boston), MA	1999	147	61.9%	$112.45	$69.63	$12,550,000	$85,374
Homewood Suites Bloomington	Bloomington (Minneapolis), MN	1998	144	80.6%	$109.52	$88.32	18,000,000	125,000
Homewood Suites Brentwood	Brentwood (Nashville), TN	1998	121	66.1%	$101.14	$66.89	11,250,000	92,975
Homewood Suites Dallas Market Center	Dallas, TX	1998	137	60.9%	$107.82	$65.64	10,700,000	78,102
Homewood Suites Farmington	Farmington (Hartford), CT	1999	121	68.0%	$118.64	$80.71	11,500,000	95,041
Homewood Suites Maitland	Maitland (Orlando), FL	2000	143	65.1%	$101.89	$66.33	9,500,000	66,434
Total Portfolio			813	67.2%	$108.59	$72.93	$73,500,000	$90,406

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
Total portfolio operating statistics	2009	2008	2008	2007	2006
	($ in thousands, except ADR and RevPAR data)

Total Revenue	$16,601	$19,342	$24,964	$24,939	$23,360
Total Property EBITDA(1)	$5,283	$6,683	$8,222	$8,445	$7,527
Occupancy	67.2%	74.9%	72.8%	75.8%	74.4%
ADR(2)	$108.59	$111.95	$111.27	$106.97	$101.90
RevPAR(3)	$72.93	$83.84	$81.01	$81.13	$75.84

(1)	Total property EBITDA is defined as net income (loss) (calculated in accordance with GAAP) before interest, taxes, depreciation and amortization and is presented here based on historical financial information for the six initial acquisition hotels only prior to their acquisition by us. We believe that the presentation of historical EBITDA for the initial acquisition hotels provides useful supplemental information to investors regarding the financial condition of the hotels. EBITDA is also a factor in our evaluation of hotel-level operating performance and is one measure in determining the value of acquisitions. However, EBITDA should not be considered as an alternative to net income, net cash provided by operating activities or any other financial and operating performance measure prescribed by GAAP. and should only be used in accordance with GAAP measures. EBITDA is reconciled with net income (loss) determined in accordance with GAAP in the schedule below.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	($ in thousands)

Net Income	$644	$2,082	$2,069	$2,404	$1,652
Interest Expense	2,683	2,758	3,672	3,747	3,825
Income Tax Expense	0	0	0	0	0
Depreciation	1,956	1,843	2,481	2,294	2,050

Total Property EBITDA	$5,283	$6,683	$8,222	$8,445	$7,527

Total property EBITDA does not reflect any corporate general and administrative expense. See “Pro forma financial information of Chatham Lodging Trust.”

(2)	ADR represents average daily rate.

(3)	RevPAR represents revenue per available room, calculated as total revenue divided by available room nights.

Homewood Suites Billerica

The 147-room Homewood Suites Billerica is centrally located in Boston’s high-tech corridor within minutes from Routes 3 and 128 and I-495, the main thoroughfares for Northeast Massachusetts’ technology based businesses. The hotel offers easy access to the area’s businesses and cultural attractions and is only a short drive to numerous corporate headquarters and downtown Boston. Primary demand generators include the many high technology companies located in the area, Hanscom Air Force Base, the University of Massachusetts Billerica and the Lahey Clinic.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	($ in thousands, except ADR and RevPAR data)

Total Revenue	$2,872	$3,459	$4,476	$4,387	$4,097
Occupancy	61.9%	68.4%	66.7%	70.7%	73.1%
ADR	$112.45	$120.89	$120.48	$112.54	$101.55
RevPAR	$69.63	$82.71	$80.31	$79.52	$74.18

Homewood Suites Bloomington

The 144-room Homewood Suites Bloomington is located in Bloomington, Minnesota directly across the street from the Mall of America, the largest indoor shopping complex in the U.S. The hotel is located three miles from the Minneapolis/St. Paul International Airport and offers easy access to downtown Minneapolis, the Metrodome and Como Park Zoo and Conservatory. Primary demand generators include the Mall of America, which has approximately 40 million annual visitors, the Minneapolis/St. Paul International Airport, and several publicly traded Fortune 1000 companies headquartered in the city of Bloomington, including Toro, Donaldson Corporation and Ceridian Corp.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	($ in thousands, except ADR and RevPAR data)

Total Revenue	$3,589	$3,995	$5,200	$4,961	$4,795
Occupancy	80.6%	80.5%	80.5%	82.3%	81.3%
ADR	$109.52	$121.33	$117.63	$110.67	$107.77
RevPAR	$88.32	$97.70	$94.65	$91.10	$87.61

Homewood Suites Brentwood

The 121-room Homewood Suites Brentwood is located in Maryland Farms, Nashville’s largest office park, and is approximately nine miles south of downtown Nashville. Primary demand generators include AT&T, Gulfstream Aircraft, IASIS Healthcare and other Fortune 500 companies located in and proximate to the Maryland Farms office park, the Nashville Convention Center and tourist attractions in the Nashville area, including the Grand Ole Opry.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	($ in thousands, except ADR and RevPAR data)

Total Revenue	$2,258	$2,692	$3,450	$3,520	$3,054
Occupancy	66.1%	75.6%	72.6%	79.2%	77.4%
ADR	$101.14	$103.90	$103.96	$96.71	$85.94
RevPAR	$66.89	$78.57	$75.50	$76.58	$66.56

Homewood Suites Dallas Market Center

The 137-room Homewood Suites Dallas Market Center is located across the Stemmons Freeway from the Dallas Market Center, which is the world’s largest wholesale merchandise mart and is visited by approximately 400,000 retail buyers each year. Additional demand is generated from the Dallas Convention Center, only three miles from the hotel, as well as from Methodist Hospital, FDIC, 7-11, Southwest Airlines, AT&T, Comerica and many other corporate and medical businesses in the area.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	($ in thousands, except ADR and RevPAR data)

Total Revenue	$2,514	$2,900	$3,718	$3,793	$3,455
Occupancy	60.9%	76.9%	73.2%	73.7%	71.2%
ADR	$107.82	$97.27	$98.27	$98.91	$93.60
RevPAR	$65.64	$74.82	$71.89	$72.94	$66.65

Homewood Suites Farmington

The 121-room Homewood Suites Farmington is located in Connecticut’s Farmington Valley off of I-84 and is eight miles from downtown Hartford. Primary demand generators include the University of Connecticut Health Center, a major research hospital located less than 0.25 miles from the hotel, businesses in an office park located approximately two miles from the hotel, including corporate headquarters for Otis Elevators and Carrier Corporation, Stanley and CSC and the Hill-Stead museum, as well as numerous companies and attractions located in downtown Hartford.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	($ in thousands, except ADR and RevPAR data)

Total Revenue	$2,730	$3,229	$4,232	$4,111	$3,837
Occupancy	68.0%	77.0%	75.6%	75.6%	71.1%
ADR	$118.64	$120.86	$121.18	$118.33	$117.32
RevPAR	$80.71	$93.06	$91.60	$89.49	$83.43

Homewood Suites Maitland

The 143-room Homewood Suites Maitland is located in the heart of the Maitland Business Center, one of the largest office parks in the Orlando area, approximately six miles north of downtown Orlando. The hotel offers convenient access to attractions at Lake Lucien and is a short driving distance from Walt Disney World, Universal Studios and numerous championship golf courses. Maitland and the surrounding area are also home to a number of high technology firms and corporate training centers for Lucent, Avaya, New Horizons, Northrop Grumman, Darden Restaurants, CAN, Fidelity and Federal Express, as well as government employers.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	($ in thousands, except ADR and RevPAR data)

Total Revenue	$2,638	$3,067	$3,888	$4,167	$4,122
Occupancy	65.1%	71.5%	68.9%	74.0%	72.3%
ADR	$101.89	$106.71	$105.16	$104.52	$105.08
RevPAR	$66.33	$76.32	$72.43	$77.34	$75.93

The following is a summary of the terms of agreements we expect to enter into in connection with our purchase of the initial acquisition hotels.

Initial Acquisition Hotels Management Agreements

Upon completion of our purchase of the initial acquisition hotels following completion of this offering and concurrent private placement, we expect our TRS lessees will assume each of the existing hotel management agreements for the hotels with Promus Hotels, Inc., a subsidiary of Hilton, as manager of the hotels. Each of these hotel management agreements became effective on December 20, 2000, has an initial term of 15 years and may be renewed for an additional five-year period at the manager’s option by written notice to us no later than 120 days prior to the expiration of the initial term.

Under the current hotel management agreements in place for each of the initial acquisition hotels, the manager receives a base management fee equal to 2% of the hotel’s gross room revenue and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income, less fixed costs, base management fees, agreed-upon return on the owner’s original investment and debt service payments. In addition to the management fee, a franchise royalty fee equal to 4% of the hotel’s gross room revenue and program fees equal to 4% of the hotel’s gross room revenue are also payable to Hilton. See “Initial Acquisition Hotels Franchise Agreements”.

We may terminate the hotel management agreements covering the initial acquisition hotels on or after the third anniversary of our TRS lessees’ assumption of them. Additionally, the hotel management agreements may be terminated as described below.

Early Termination:  Subject to certain limitations, the hotel management agreements are generally terminable upon (i) casualty or condemnation of the hotel or (ii) the occurrence of certain events of default. If an event of default occurs and continues beyond the grace period set forth in the hotel management agreement, the non-defaulting party generally has, among other remedies, the option of terminating the applicable hotel management agreement upon notice to the other party. Beginning on the third anniversary of the closing of our purchase of the initial acquisition hotels, we may terminate the management agreements upon six months’ notice to the manager.

Performance Termination:  All of the hotel management agreements are generally terminable by the owner earlier than the stated term, subject to certain limitations, as a result of the failure of the hotel to meet certain market and financial performance thresholds over a period of two consecutive years. In the event a performance termination is issued, the manager may avoid termination of the agreement by making a cure payment to the owner.

Sale or Lease of a Hotel:  Upon a change of control, the manager has the right to terminate the management agreement if the new owner does not receive a Homewood Suites License Agreement for the operation of the hotel. Upon a change of control, the owner may terminate the management agreement with a termination payment to the manager calculated as follows:

•	if the change in control occurs in years 1 to 7 of the term of the agreement, the discounted present value of management fees the manager would have received through the remaining term of the agreement;

•	if the change in control occurs in year 8, 200% of management fee earned over the prior 12 months;

•	if the change in control occurs in year 9 to 10, 100% of management fee earned over the past 12 months; and

•	if the change in control occurs in year 11 and thereafter, no termination fee.

Upon a change in control in which the new owner assumes the existing management agreement and obtains a Homewood Suites franchise agreement for the operation of the hotel, the owner may terminate the management agreement without payment of any termination fee to the manager.

Initial Acquisition Hotels Franchise Agreements

Upon acquisition of the initial acquisition hotels following the completion of this offering and concurrent private placement, our TRS lessees will enter into new hotel franchise agreements with Promus Hotels, Inc., a subsidiary of Hilton Hotels Corporation, as manager for the initial acquisition hotels. Each of the new hotel franchise agreements will have an initial term of 15 years.

The hotel franchise agreements for each of the initial acquisition hotels provide for a franchise royalty fee equal to 4% of the hotel’s gross room revenue and a program fee equal to 4% of the hotel’s gross room revenue.

The franchise agreements generally have no termination rights unless the franchisee fails to cure an event of default in accordance with the franchise agreements.

Our TRS Leases

In order for us to qualify as a REIT, we cannot operate the hotels we own. Our operating partnership, or subsidiaries of our operating partnership, as lessors, will lease our hotels to our TRS lessees and our TRS lessees will assume or enter into hotel management agreements with third-party managers to manage the hotels.

Financing Strategies

We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges). As a result, we do not believe that a subsequent decrease in property values will not require us to repay debt. Over time, we intend to finance our growth with issuances of common and preferred securities and debt. Our debt may include mortgage debt secured by our hotel properties and unsecured debt. We plan to arrange and utilize a revolving credit facility that we anticipate will be in place following the investment of the net proceeds of this offering. This facility, which we expect will be secured by hotel properties we acquire and other assets, will be used for general corporate purposes.

When purchasing hotel properties, we may issue limited partnership interests in our operating partnership as full or partial consideration to sellers who may desire to take advantage of tax deferral on the sale of a hotel or participate in the potential appreciation in value of our common shares.

Competition

We face competition for the acquisition and investment in hotel properties from institutional pension funds, private equity investors, REITs, hotel companies and others who are engaged in the acquisition of hotels. Some of these entities have substantially greater financial and operational resources than we have. This competition may increase the bargaining power of property owners seeking to sell, reduce the number of suitable investment opportunities available to us and increase the cost of acquiring our targeted hotel properties.

The lodging industry is highly competitive. The hotels we acquire will compete with other hotels for guests in each market in which our hotels will operate. Competitive advantage is based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competition will often be specific to the individual markets in which our hotels will be located and includes competition from existing and new hotels. Competition could adversely affect our occupancy rates and RevPAR, and may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which may reduce our profitability.

Legal Proceedings

We are not currently involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us.

MANAGEMENT

Trustees and Executive Officers

Currently our board of trustees consists of one trustee, Mr. Fisher. Upon completion of this offering, our board of trustees will consist of seven trustees, each of whom has agreed to serve as a trustee upon completion of this offering. Our board of trustees will be elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire board of trustees may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one nor more than fifteen. All of our executive officers will serve at the discretion of our board of trustees. Our board of trustees will determine whether our trustees satisfy the New York Stock Exchange’s, or NYSE’s, independence standards.

The following table sets forth the names and ages of our executive officers, trustee and each person who has agreed to become a trustee upon completion of this offering and the descriptions below set forth information about each such person.

Name	Age	Position

Jeffrey H. Fisher	54	Chairman, President and Chief Executive Officer
Peter Willis	42	Executive Vice President and Chief Investment Officer
Miles Berger*	79	Trustee
Thomas J. Crocker*	56	Trustee
Jack P. DeBoer*	78	Trustee
C. Gerald Goldsmith*	81	Trustee
Rolf E. Ruhfus*	65	Trustee
Joel F. Zemans*	68	Trustee

*	Has agreed to become a trustee upon completion of this offering.

Jeffrey H. Fisher — Chairman, President & Chief Executive Officer

Mr. Fisher is our chairman of the board, chief executive officer and president. Mr. Fisher is also the chairman, president and majority shareholder of IHM, a firm he founded in 2007 that currently manages 77 hotels for unaffiliated hotel owners. From 1994 to 2007, Mr. Fisher was chairman, chief executive officer and president of Innkeepers USA Trust, a lodging REIT he founded and took public in 1994 and was also chairman and majority shareholder of Innkeepers Hospitality, a privately owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale. In June of 2007, Innkeepers was sold to an institutional investor at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA).

Peter Willis — Executive Vice President & Chief Investment Officer

Mr. Willis is our Executive Vice President & Chief Investment Officer. Mr. Willis has over 20 years of hotel acquisition experience. From 2001 to 2006, he served as Vice President of Acquisitions & Business Development for Innkeepers and oversaw over $500 million of investments in 18 hotels. From June 2006 to January 2009, Mr. Willis served as Senior Vice President at The Kor Group, a privately held, fully integrated real estate investment firm with a portfolio of over $2 billion in upscale hotel and resort investments, where he focused on U.S. and Caribbean acquisitions and third-party management contracts. While evaluating, negotiating and underwriting specific hotel investments and obtaining and negotiating management contract prospects, Mr. Willis also supported strategic acquisition and corporate planning efforts.

Mr. Willis also held positions with an industry-leading firm supporting the opening of luxury hotels. Establishing the organization’s first international operation in the Asia/Pacific region in 1994, he directed the repositioning and opening of properties throughout the region and in the United States. By 2001, Mr. Willis led overall strategic planning, business development and investor relations, as well as integrating acquisitions among the firm’s operating entities. Mr. Willis began as an analyst and asset manager of hotel, residential and commercial properties for Japanese investment firm JDC America in Tokyo and in the United States.

Mr. Willis received a Bachelor of Science in Business Administration from the University of Florida in 1989 and has completed professional programs at Cornell University’s Hotel School and Obirin University in Tokyo.

We expect to hire a chief financial officer prior to completion of this offering.

In addition to Mr. Fisher, the following persons have agreed to become trustees upon completion of this offering:

Miles Berger

Mr. Berger has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and was Chairman of the Board of Berger Financial Services, a full-service real estate advisory and financial services company from 1950 to 2006. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves as Trustee for Universal Health Trust and is on the boards of numerous philanthropic organizations. Mr. Berger previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.

Thomas J. Crocker

Mr. Crocker is Chief Executive Officer and principal investor of Crocker Partners, LLC, a privately-held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a publicly-held real estate investment trust, which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a publicly-held REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board Trustees of Innkeepers from February 1997 until Innkeepers’ sale in June 2007.

Jack P. DeBoer

Mr. DeBoer is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Mr. DeBoer is also the Chairman of the Board and majority owner of Value Place LLC, owner of the franchise rights to the Value Place brand of hotels, which provides affordable extended-stay lodging. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott in 1987. Mr. DeBoer previously served on the Board of Trustees of Innkeepers from November 1996 until Innkeepers’ sale in June 2007.

C. Gerald Goldsmith

Mr. Goldsmith has been an independent investor and financial advisor since 1976. He is currently Chairman of the Board of First Bank of the Palm Beaches, a community bank in Palm Beach County, Florida, and Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.

Rolf E. Ruhfus

Mr. Ruhfus is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Hotel Sierra and AVIA hotel brands. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 though July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Meunster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007.

Joel F. Zemans

Mr. Zemans has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company specializing in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 1991, Mr. Zemans served as President and Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its subsidiary, Mid Town Bank and Trust Company of Chicago, and as Chairman and Chief Executive Officer of two wholly-owned subsidiaries, Mid Town Development Corporation and Equitable Finance Corporation. He currently serves as a consultant to businesses and individuals for real estate financing, investing and strategic planning. Mr. Zemans also serves on the Board of Directors of Bright Electric Supply and MBA Building Supplies, and he provides pro-bono consulting to a number of not-for-profit organizations. Mr. Zemans holds both a B.A. and an M.B.A. from the University of Chicago. Mr. Zemans previously served on the Board of Trustees of Innkeepers from November 2001 until Innkeepers’ sale in June 2007.

Promoter

Mr. Fisher, our chairman, president and chief executive officer, has taken initiative in funding and organizing our company and may be deemed to be a promoter.

Board Committees

Upon completion of this offering, our board of trustees will appoint an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and will adopt charters for each of these committees. Under these charters, the composition of each committee will be required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Initially, each of these committees will have three trustees and will be composed exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect.

Audit Committee

Our board of trustees will establish an Audit Committee, which will consist of          ,          and          . The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. Mr.          , an independent trustee, will chair our Audit Committee and will be our audit committee financial expert as that term is defined by the Securities and Exchange Commission, or the SEC.

Compensation Committee

Our board of trustees will establish a Compensation Committee, which will consist of          and          . The Compensation Committee will determine compensation for our executive officers, administer our share plan, produce an annual report on executive compensation for inclusion in our annual meeting proxy statement and publish an annual committee report for our shareholders. All members of our Compensation Committee are expected to be independent under the applicable rules and regulations of the SEC, the NYSE and the Code.

Nominating and Corporate Governance Committee

Our board of trustees will establish a Nominating and Corporate Governance Committee, which will consist of           and          . The Nominating and Corporate Governance Committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also will periodically prepare and submit to the board for adoption the committee’s selection criteria for trustee nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the board.

Code of Ethics

Upon completion of this offering, we will have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the U.S. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business.

Compensation Committee Interlocks and Insider Participation

None of the trustees expected to serve on our Compensation Committee is one of our officers or employees. No member of our board of trustees and no trustee expected to serve on our Compensation Committee serves as a member of the board of trustees (or board of directors) or Compensation Committee of any entity that has one or more executive officers serving as a trustees of our board of trustees.

Indemnification of Trustees and Executive Officers and Limitations on Liability

For information concerning limitations of liability and indemnification applicable to our trustees, executive officers and, in certain circumstances, employees, see “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws” located elsewhere in this prospectus.

Trustee Compensation

Each of our independent trustees who does not serve as the chairman of one of our committees will be paid a trustee’s fee of $75,000 per year. The trustees who serve as our Audit Committee chairman, Compensation Committee chairman and Nominating and Corporate Governance Committee chairman will be paid an additional cash fee of $10,000, $7,500 and $5,000, respectively. Trustees’ fees will be paid one-half in cash and one-half in our common shares although each trustee may elect to receive up to all of his trustee fees in the form of our common shares. Trustees who are employees will receive no additional compensation as trustees. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.

Each of our trustees who is not an employee will receive an initial grant of restricted common shares with an aggregate value of $100,000 concurrent with completion of this offering.

COMPENSATION DISCUSSION AND ANALYSIS

We expect to pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to certain of our officers, effective upon completion of this offering. The initial awards under our Equity Incentive Plan will be granted to provide performance and retention incentives to these individuals and to recognize such individuals’ efforts on our behalf in connection with our formation and this offering. Our board of trustees and our Compensation Committee have not yet adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that such determinations will be made by our Compensation Committee based on factors such as the desire to retain such officer’s services over the long-term, aligning such officer’s interest with those of our shareholders, incentivizing such officer over the near-, medium- and long-term, and rewarding such officer for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to our company.

Executive Compensation

Set forth below are the initial annual cash compensation and equity awards to be granted to our President and Chief Executive Officer and our other most highly compensated executive officer commencing upon completion of this offering:

Summary Compensation Table

							Change in Pension
							Value and
						Non-Equity	Nonqualified Deferred
Name and				Share	Option	Incentive Plan	Compensation	All Other
principal position	Year	Base Salary(1)	Bonus(2)	Awards(3)(4)	Awards	Compensation	Earnings	Compensation	Total

Jeffrey H. Fisher	2010	$450,000	—	$955,000	—	—	—	—	$1,405,000
Chairman, President & Chief Executive Officer
Peter Willis	2010	285,000	—	231,000	—	—	—	—	516,000
Executive Vice President & Chief Investment Officer

(1)	Each executive will receive a pro rata portion of his 2010 base salary for the period from the completion of this offering through December 31, 2010.

(2)	Any bonus awards will be determined at the sole discretion of our Compensation Committee and our board of trustees based on our implementation of our business plan, including investment of the net proceeds of this offering, and such other factors as the Compensation Committee and the board of trustees may deem appropriate.

(3)	Reflects restricted share awards to Mr. Fisher and Mr. Willis pursuant to our Equity Incentive Plan that are expected to be approved at the first meeting of our board of trustees following the completion of this offering as part of our 2010 compensation program. The aggregate estimated values of the restricted share awards are $450,000 for Mr. Fisher and $300,000 for Mr. Willis. All restricted share awards will vest ratably over the first three anniversaries of the date of grant.

(4)	Amounts also account for the grant of LTIP units to Mr. Fisher and Mr. Willis under our Equity Incentive Plan. Upon completion of this offering, Mr. Fisher and Mr. Willis will be awarded LTIP units with an aggregate undiscounted value of $5,296,000 and $867,000, respectively. All LTIP unit awards will vest ratably over the first five anniversaries of the date of grant. For purposes of this table and the pro forma financial information of Chatham Lodging Trust beginning on page F-7, we estimated, under the principles of GAAP, that the discounted values of the LTIP unit awards are $4,024,000 to Mr. Fisher and $658,000 to Mr. Willis. The compensation reported in the table related to the LTIP grants is equal to the aggregate discounted value of the LTIP unit awards divided by five. To determine the discounted value of the LTIP unit awards, we considered the inherent uncertainty that the LTIP units will reach parity with the other common partnership units, appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us as of the date of this prospectus.

We will apply the share-based payment accounting guidance contained in GAAP to calculate the fair value of the LTIP units when preparing our financial statements for the period from commencement of operations through December 31, 2010, and we will disclose the aggregate fair value of these LTIP units in the notes to our 2010 financial statements. We anticipate that the fair value calculation on the date of grant will consider, in part, the various factors and conditions described in the paragraph above and other data that we deem relevant. However, the calculation of the fair value of our LTIP units for the purpose of preparing our 2010 financial statements may result in a different amount of compensation expense for 2010 than the approximate compensation amount estimated for 2010 and disclosed in the table above.

If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement.

Equity Incentive Plan

Upon the completion of this offering, our board of trustees will have adopted, and our sole shareholder will have approved, our Equity Incentive Plan to attract and retain independent trustees, executive officers and other key employees and service providers, including officers and employees of our affiliates. The Equity Incentive Plan provides for the grant of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards.

Administration of the Equity Incentive Plan

The Equity Incentive Plan will be administered by our Compensation Committee and the Compensation Committee will approve all terms of awards under the Equity Incentive Plan. Our Compensation Committee will also approve who will receive grants under the Equity Incentive Plan and the number of common shares subject to the grant.

Eligibility

All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the Equity Incentive Plan. In addition, our independent trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive grants under the Equity Incentive Plan.

Share Authorization

The number of common shares that may be issued under the Equity Incentive Plan will be equal to     % of the aggregate number of our common shares outstanding immediately following completion of this offering, which will include any shares issued pursuant to exercise of the underwriters’ overallotment option and the shares issued in the concurrent private placement.

In connection with share splits, dividends, recapitalizations and certain other events, our board will make adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the Equity Incentive Plan and the terms of outstanding awards.

If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the Equity Incentive Plan.

No awards under the Equity Incentive Plan were outstanding prior to completion of this offering. The initial grants described above will become effective upon completion of this offering.

Options

The Equity Incentive Plan authorizes our Compensation Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive share option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common shares (or attestation of ownership of common shares) with an aggregate fair market value on the date on which the option is exercised, of the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).

Share Awards

The Equity Incentive Plan also provides for the grant of share awards. A share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a share power to the company for each share award.

Upon completion of this offering, we will issue an aggregate of           restricted common shares to persons who will become trustees upon completion of this offering. These grants to trustees will vest ratably over the first three anniversaries of the date of grant.

Share Appreciation Rights

The Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the common shares on the date of exercise over the shares’ fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder.”

Performance Units

The Equity Incentive Plan also authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the common shares, if performance goals established by the Compensation Committee are met. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, our common shares or a combination thereof.

Other Equity-Based Awards

Our Compensation Committee may grant other types of share-based awards as equity-based awards under the Equity Incentive Plan, including Long-Term Incentive Plan, or LTIP, units. Other equity-based awards are payable in cash, our common shares or other equity, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one common share under the Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share dividends on our common shares. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Upon completion of this offering, we will cause our operating partnership to issue an aggregate of          LTIP units to certain of our officers. If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal     % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement. These LTIP units will vest ratably over the first five anniversaries of the date of grant. See “Our Operating Partnership and the Partnership Agreement” for a further description of the rights of limited partners in our operating partnership.

Dividend Equivalents

Our Compensation Committee may grant dividend equivalents in connection with the grant of options, share appreciation rights and performance units. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they will be deemed to have been invested in common shares) and may be payable in cash, common shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, or other equity based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units or equity-based awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options and share appreciation rights, share awards, performance units, and other equity based awards in exchange for a payment, in cash or our common shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, a change of control under the Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities or common shares;

•	we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•	during any period of two consecutive years individuals who, at the beginning of such period, constitute our board of trustees together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of trustees.

Amendment; Termination

Our board of trustees may amend or terminate the Equity Incentive Plan at any time, provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plan, materially increases the aggregate number of common shares that may be issued under the Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plan. Unless terminated sooner by our board of trustees or extended with shareholder approval, the Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our board of trustees adopted the Equity Incentive Plan.

401(k) Plan

We may establish and maintain a retirement savings plan under section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may match employees’ annual contributions, within prescribed limits.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Any change to any of these policies by our board of trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders’ best interests. Any such change will be disclosed in our periodic or other filings with the SEC. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We plan to invest principally in hotel properties. We have entered into an agreement to acquire six hotels following closing of this offering, although we have not yet identified any other specific hotel properties to acquire or committed a substantial portion of the net proceeds of this offering to any other specific hotel property investment. Our senior executive officers will identify and negotiate acquisition opportunities. For information concerning the investing experience of these individuals, please see the section entitled “Management.”

We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, paying distributions to our shareholders and achieving long-term appreciation in the value of our hotel properties.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us or any of our subsidiaries to become an “investment company” within the meaning of that term under the Investment Company Act of 1940, as amended. Therefore we will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before becoming an investment company, and thus before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of any of the hotel properties we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a property would be in our interests based on the price being offered for the hotel, the operating performance of the hotel, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See “Risk Factors — Risks Related to Our Business.”

Financing Policies

We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges). However, this policy does not constitute a limit on the amount of debt that we may incur and we are not subject to any such limitations in our governing documents or existing agreements. Our board of trustees will periodically review this policy and may modify or eliminate it without the approval of our shareholders. We intend to obtain a revolving credit facility for general business purposes, which may include the following:

•	funding of investments (following investment of the net proceeds of this offering);

•	payment of declared distributions to shareholders;

•	working capital needs;

•	payment of corporate taxes by our TRS lessees; or

•	any other payments deemed necessary or desirable by senior management and approved by the lender.

We intend to have discussions with several lending institutions and negotiate a revolving credit facility. In seeking to obtain such a facility, we will consider factors as we deem relevant, including interest rate pricing, recurring fees, flexibility of funding, security required, maturity, restrictions on prepayment and refinancing, and restrictions impacting our daily operations. There can be no assurance that we will be able to obtain such a facility on favorable terms or at all.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common shares in connection with acquisitions. We also may issue limited partnership interests in our operating partnership in connection with acquisitions of property.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, purchase common or preferred shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of Interest Policy

Our current board of trustees consists solely of Mr. Fisher, and, as a result, the transactions and agreements entered into in connection with our formation prior to this offering have not been approved by any independent trustees.

Effective upon closing of this offering, we intend to adopt policies to reduce potential conflicts of interest. Generally, we expect that our policy will provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has a direct or indirect pecuniary interest must be approved by a majority of our disinterested trustees. Moreover, we expect that our conflict of interest policy will address and contain certain restrictions and procedures related to the ability of our trustees, officers, shareholders and affiliates to (i) retain a direct or indirect pecuniary interest in assets which we are proposing to acquire or dispose of and (ii) engage for their own account in business activities similar to ours. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See “Risk Factors.”

Reporting Policies

Generally, we intend to make available to our shareholders audited annual financial statements and annual reports. After the completion of this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common shares by (i) each of our trustees and persons who have agreed to become trustees upon completion of this offering, (ii) each of our executive officers, (iii) each holder of 5% or more of each class of our shares and (iv) all of our trustees and executive officers as a group upon completion of this offering and the concurrent private placement. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is 50 Cocoanut Row, Suite 200, Palm Beach, Florida 33480. No shares beneficially owned by any executive officer or trustee have been pledged as security.

	Common Shares
Name of beneficial owner	Beneficially Owned		Percent of Class

Jeffrey H. Fisher		(1)		%
Peter Willis		(2)
Miles Berger		(3)
Thomas J. Crocker		(3)
Jack P. DeBoer		(3)
C. Gerald Goldsmith		(3)
Rolf E. Ruhfus		(3)
Joel F. Zemans		(3)
All executive officers and trustees as a group		(1)(4)		%

(1)	Represents shares purchased by Mr. Fisher in a private placement concurrent with the closing of this offering. Mr. Fisher acquired 1,000 common shares in connection with the formation and initial capitalization of the company, which shares we will repurchase at his cost of $10,000 upon completion of this offering. Does not reflect 1,000 common shares acquired by Mr. Fisher in connection with our formation and does not include common shares underlying LTIP units to be granted to Mr. Fisher upon completion of this offering pursuant to our Equity Incentive Plan.

(2)	Does not include common shares underlying LTIP units to be granted to Mr. Willis upon completion of this offering pursuant to our Equity Incentive Plan. The LTIP units will vest ratably over the first five anniversaries of the date of the grant.

(3)	Represents restricted common shares to be granted to each independent trustee upon completion of this offering, which shares will vest ratably over the first three anniversaries of the date of grant.

(4)	Includes an aggregate of restricted common shares to be granted to each independent trustee upon completion of this offering, which shares will vest ratably over the first three anniversaries of the date of grant. We currently have outstanding 1,000 common shares, all of which are owned by our President and Chief Executive Officer, Mr. Fisher. Upon completion of this offering, we will repurchase all 1,000 common shares from Mr. Fisher at his cost of $10 per share. Does not include an aggregate of shares underlying LTIP units granted to our officers pursuant to the Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Concurrently with this offering, in a separate private placement, we will sell an aggregate of           common shares (representing     % of the common shares to be outstanding following this offering, excluding common shares that may be sold pursuant to the underwriters’ overallotment option) to Mr. Fisher, our chairman, chief executive officer and president, at a price per share equal to the initial public offering price per share and without payment of any underwriting discount or commission by us. We will use approximately $      of the net proceeds from this offering and the concurrent private placement to reimburse Mr. Fisher for out-of-pocket expenses he incurred in connection with our formation and this offering, including up to $2.5 million Mr. Fisher funded as earnest money deposits, as required by the purchase agreement for the initial acquisition hotels. We will also use $10,000 to repurchase the shares Mr. Fisher acquired in connection with the formation and our initial capitalization.

Upon completion of this offering, we will cause our operating partnership to issue an aggregate of           LTIP units to certain of our officers, including          LTIP units to Mr. Fisher and           LTIP units to Mr. Willis. If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal     % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement. These LTIP units will vest ratably over the first five anniversaries of the date of grant.

We also expect to enter into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Certain of the hotels we expect to acquire in the future may be managed by IHM, which is 90% owned by Mr. Fisher. Any management agreements with IHM will have an initial term of five years and could be renewed for two five-year periods at the option of IHM. Management agreements with IHM will provide for a base management fee of 3% of gross revenues, an accounting fee of $1,000 per month per hotel and an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee will be capped at 1% of gross hotel revenues.

The management agreements will provide generally for a termination fee to be paid to IHM upon certain terminations of a management agreement, including in connection with the sale of the related hotel. The termination fee will be equal to 2.0x the base management fees and incentive management fees paid to IHM over the trailing twelve-month period if the agreement is terminated in the first year of its initial term, decreasing in 0.5x increments annually until the fourth year of the agreement’s initial term, after which no termination fee will be payable to IHM upon termination of the agreement. Termination of the management agreements for reasons other than cause will require six months’ advance notice. If hotel operating performance does not meet specified levels, we will be able to terminate the management agreements without payment of any termination fee.

Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest will exist between Mr. Fisher and us regarding:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon the expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be sold.

Under the hotel management agreements, IHM generally will be responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest will exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS lessees.

We will share our corporate information technology infrastructure with IHM. We and IHM will agree to a cost sharing arrangement under which each of us bears     % of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).

IHM will be required to obtain an employment practices liability insurance policy that covers our employees. In addition, IHM will be required to maintain a health benefit plan in which our employees will participate. Our reimbursement of IHM will be based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.

Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.

Other than the compensation arrangements described in this prospectus and Mr. Fisher’s investment in our common shares pursuant to the concurrent private placement, Mr. Fisher has not received any compensation or other consideration as promoter or otherwise in connection with the formation of our company and this offering.

From time to time in connection with certain acquisitions and dispositions or other transactions, we may engage a brokerage firm with which Mr. Fisher’s daughter is employed.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

Although the following summary describes the material terms of our shares of beneficial interest, it is not a complete description of the Maryland REIT Law, or the MRL, the Maryland General Corporate Law, or the MGCL, provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws as they will be in effect upon the completion of this offering, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to [500,000,000] common shares, $0.01 par value per share, and [100,000,000] preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. We issued 1,000 common shares in connection with our initial capitalization. Upon completion of this offering, we will repurchase these shares. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. Upon completion of this offering and the concurrent private placement,          common shares will be issued and outstanding on a fully diluted basis, including          restricted common shares to be granted to our trustees under our Equity Incentive Plan upon completion of this offering, or           common shares if the underwriters’ overallotment option is exercised in full, and no preferred shares will be issued and outstanding. Our Equity Incentive Plan provides for grants of equity based awards up to an aggregate of     % of our issued and outstanding common shares (on a fully diluted basis and including shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award. If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal     % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement.

Under Maryland law, shareholders are not personally liable for the obligations of a REIT solely as a result of their status as shareholders.

Common Shares

All of the common shares offered in this offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefore if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of common shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.

Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Beneficial Interest

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of trustees could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes it is essential for us to qualify as a REIT, our declaration of trust, subject to certain exceptions, restricts the amount of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.

Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held”

within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees any such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares of beneficial interest which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Stock Exchange Listing

We expect to apply for listing of our common shares on the NYSE under the symbol “          .”

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common shares to be          .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common shares. We cannot predict the effect, if any, that sales of common shares or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.

Upon completion of this offering, we will have          common shares outstanding, including the common shares sold in this offering, the common shares sold to Mr. Fisher in a private placement concurrent with the closing of this offering, and          restricted common shares to be granted to our trustees under our Equity Incentive Plan, or an aggregate of           common shares outstanding if the underwriters’ overallotment option is exercised in full. Our Equity Incentive Plan provides for grants of equity based awards up to an aggregate of     % of our issued and outstanding common shares (on a fully diluted basis and including shares to be sold pursuant to the underwriters’ exercise of their overallotment option). If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal     % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement.

No assurance can be given as to the likelihood that an active trading market for our common shares will develop or be maintained, that any such market will be liquid, that shareholders will be able to sell the common shares when issued or at all or the prices that shareholders may obtain for any of the common shares. No prediction can be made as to the effect, if any, that future issuances of common shares or the availability of common shares for future issuances will have on the market price of our common shares prevailing from time to time, issuances of substantial amounts of common shares, or the perception that such issuances could occur, may affect adversely the prevailing market price of our common shares. See “Risk Factors — Risks Related to This Offering.”

The common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Rule 144

The shares issued to Mr. Fisher will be restricted shares as defined in Rule 144.

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common shares from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the common shares outstanding, which will equal approximately common shares immediately after this offering; or

•	the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Following completion of this offering, we intend to file a registration statement on Form S-8 to register the total number of common shares that may be issued under our Equity Incentive Plan.

Lock-Up Agreements

In addition to the limitations placed on the sale of our common shares by operation of the
Securities Act, we and all of our trustees and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise transfer their shares, or any securities convertible into our common shares, for a period of 180 days after the date of this prospectus without Barclays Capital Inc.’s prior written consent. The lock-up agreements signed by us, our trustees and executive officers cover approximately           common shares.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws as they will be in effect upon the completion of this offering, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may be established by our board of trustees but may not be more than 15. Our declaration of trust also provides that, at such time as we have at least three independent trustees and a class of our common shares or preferred shares is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, at such time, except as may be provided by our board of trustees in setting the terms of any class or series of shares, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our trustees will be elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of any series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, generally precludes shareholders from removing incumbent trustees except for “cause” and with a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Policy on Majority Voting

Our board of trustees will adopt a policy regarding the election of trustees in uncontested elections. Pursuant to such policy, in an uncontested election of trustees, any nominee who receives a greater number of votes affirmatively withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by our company, submit a written resignation offer to our board of trustees for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by our company of the shareholder vote with respect to such election, will make a recommendation to our board of trustees concerning the acceptance or rejection of the resignation offer. Our board of trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by our company. We will publicly disclose the decision of our board of trustees. Our board of trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares or an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the trust’s shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees, including a majority of trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the trust or (3) an employee of the trust who is also a trustee of the trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Our declaration of trust provides that, at such time as we are eligible to make a Subtitle 8 election, we elect to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships and (3) require that a vacancy on the board be filled only by a majority of the remaining trustees.

Meetings of Shareholders

Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees. In addition, our chairman, chief executive officer, president or board of trustees may call a special meeting of our shareholders.

Mergers; Extraordinary Transactions

Under the MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers may be approved by the affirmative vote of a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if advised by our board of trustees and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.

Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the provision regarding amendments to the removal provisions itself (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust may be amended only if advised by our board of trustees and approved by the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter.

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees at an annual meeting and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder of record both at the time of giving notice and at the time of the annual meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of trustees at the preceding year’s annual meeting.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only (1) by or at the direction of our board of trustees or (2) provided that our board of trustees has determined that trustees will be elected at such meeting, by a shareholder of record at the time of giving notice and who is entitled to vote at the meeting in the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of trustees to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of shares of beneficial interest, together with the advance notice and shareholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit in money, property or services, or

•	active or deliberate dishonesty established by a final judgment as being material to the cause of action.

Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust also authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding. Upon completion of this offering, we expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership that will be in effect upon completion of this offering does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Chatham Lodging, L.P., a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We will be the sole general partner of our operating partnership, which we will organize as a Delaware limited partnership. We will conduct substantially all of our operations and make substantially all of our investments through the operating partnership. Pursuant to the partnership agreement, we will have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in the operating partnership’s business activities.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);

•	as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our shareholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our shareholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common shares are listed.

Capital Contribution

We will contribute, directly, to our operating partnership substantially all of the net proceeds of this offering as our initial capital contribution in exchange for substantially all of the limited partnership interests in our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management company failing to qualify as an eligible independent contractor under the Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement will require that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement will provide that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

Upon completion of this offering, we will cause our operating partnership to issue an aggregate of LTIP units to certain of our officers. If the size of this offering changes, the aggregate number of LTIP units to be granted to Messrs. Fisher and Willis will change so as to equal     % of the common shares issued in this offering (including any shares issued pursuant to the underwriters’ overallotment option) and in the concurrent private placement. These LTIP units will vest ratably over the first five anniversaries of the date of grant. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. Initially, LTIP units will not have full parity with other outstanding units with respect to liquidating distributions. We expect that under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding partnership units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our operating partnership units, the LTIP units will achieve full parity with our other operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. Notwithstanding the foregoing, upon the occurrence of certain specified events, our operating partnership will allocate gain on the disposition of its assets first to holders of LTIP units, and will revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding units in our operating partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement will provide that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee share options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common shares through a partnership or similar pass-through entity.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We currently have in effect an election to be taxed as a pass-through entity under subchapter S of the Code, but intend to revoke our S election on the business day prior to the closing date of this offering. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending December 31,

2010. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2010, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of our shares of beneficial interest, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•	In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2011 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the Code, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our declaration of trust provides restrictions regarding the transfer and ownership of our shares of beneficial interest. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.” We believe that we will issue sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our declaration of trust are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as defined below under “— Gross Income Tests — Rents from Real Property”) to operate or manage a lodging facility or health care facility and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. Additionally, a TRS that employs individuals working at a qualified lodging facility located outside the United States will not be considered to operate or manage a qualified lodging facility as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as dividend income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed Chatham TRS Holding, Inc., whose wholly owned subsidiaries will be the lessees of our hotel properties. See “— Taxable REIT Subsidiaries.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of beneficial interest may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS and the property is a “qualified lodging facility,” such TRS may not directly or indirectly operate or manage such property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “— Taxable REIT Subsidiaries.”

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. We need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of services not described in the prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. See “— Taxable REIT Subsidiaries.”

Our TRS lessees will lease from our operating partnership and its subsidiaries the land, buildings, improvements, furnishings and equipment comprising our hotel properties. In order for the rent paid under the leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We currently intend to structure our leases so that they qualify as true leases for federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through hotel managers that are eligible independent contractors, who will work for the lessee during the terms of the lease, and generally will dictate how the hotels will be operated and maintained;

•	the lessee will bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee will generally indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel will be expected to have a substantial remaining useful life and substantial remaining fair market value.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “— Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares of beneficial interest is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We anticipate that all of our hotels will be leased to TRSs. In addition, our declaration of trust prohibits transfers of our shares of beneficial interest that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares of beneficial interest, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, rent that we receive from a TRS with respect to any property will qualify as “rents from real property” as long as the property is a “qualified lodging facility” and such property is operated on behalf of the TRS by a person from whom we derive no income who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “— Taxable REIT Subsidiaries.”

Our TRS lessees will lease our hotel properties, which we believe will constitute qualified lodging facilities. Our TRS lessees will engage independent third-party hotel managers, such as IHM and Hilton Hotels Corporation and its affiliates, that qualify as “eligible independent contractors” to operate the related hotels on behalf of such TRS lessees.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. With respect to each hotel in which the TRS lessee does not own the personal property, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT.

There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Furthermore, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. However, we need not provide services through an “independent contractor” or TRS but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise jeopardize our tax status as a REIT.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees will be required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead may be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, or they may be treated as nonqualifying income for purposes of both gross income tests. We intend to structure our leases in a manner that will enable us to satisfy the REIT gross income tests.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may invest opportunistically from time to time in mortgage debt and mezzanine loans when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we will acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling prince of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages loans secured by real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we may, on a select basis, invest in mezzanine loans. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as dividend income. Subject to certain limitations, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2010 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 15% through 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “— Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares becomes ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of beneficial interest by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of such shares of beneficial interest. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares of beneficial interest as long-term capital gain, or short-term capital gain if the shares of beneficial interest have been held for one year or less, assuming the shares of beneficial interest are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held our common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent additional congressional action, will apply until December 31, 2010). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our shareholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of beneficial interest in the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our common shares that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (conducted through a United States permanent establishment, where applicable), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares of beneficial interest. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

However, if our common shares are regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common shares will be regularly traded on an established securities market in the United States following this offering. If our common shares are not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis.

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common shares if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met. If our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if:

•	our common shares are treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

•	the non-U.S. shareholder owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period.

As noted above, we anticipate that our common shares will be regularly traded on an established securities market following this offering.

If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its

non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future. Additionally, if our operating partnership were a publicly traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired by our operating partnership in the future.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.  To the extent that our operating partnership acquires its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership. Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

State, Local and Foreign Taxes

We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common shares.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the common shares. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common shares also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common shares to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our declaration of trust on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common shares to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common shares will be “widely held” and “freely transferable,” we believe that our common shares will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common shares.

Each holder of our common shares will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Barclays Capital Inc. is acting as the sole representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common shares shown opposite its name below:

Underwriters	Number of Shares

Barclays Capital Inc.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common shares offered hereby (other than those common shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise

Per Share
Total

The representative of the underwriters has advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. After the offering, the representative may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $      (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of          common shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than shares in connection with this offering. To          the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We and our trustees and executive officers have agreed that, without the prior written consent of Barclays Capital Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common shares (including, without limitation, common shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and common shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible, exercisable or exchangeable into common shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event unless such extension is waived in writing by Barclays Capital, Inc.

Barclays Capital Inc., in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common shares and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common shares and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our common shares. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common shares, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common shares, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The New York Stock Exchange

We expect to apply for the listing of our common shares for quotation on the NYSE under the symbol “ .” The underwriters have undertaken to sell the common shares in this offering to a minimum of 2,000 beneficial owners in round lots of 100 or more units to meet NYSE distribution requirements for trading.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Barclays Capital and certain of the underwriters and/or their affiliates may in the future engage in commercial and investment banking transactions with us in the ordinary course of their business. They expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. The underwriters may in the future perform investment banking and advisory services for us from time to time for which they expect to receive customary fees and expense reimbursement.

EXPERTS

The balance sheet of Chatham Lodging Trust, a development stage company, as of October 30, 2009 included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of RLJ Billerica Hotel, LLC, RLJ Brentwood Hotel, LLC, RLJ Bloomington Hotel, LLC, RLJ Dallas Hotel Limited Partnership, RLJ Farmington Hotel, LLC, and RLJ Maitland Hotel, LLC (collectively the “Initial Acquisition Hotels”) as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered by this prospectus. The underwriters have been represented by Latham & Watkins LLP, Los Angeles, California.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act of 1933, as amended, with respect to our common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports and proxy statements and will make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORTS TO SHAREHOLDERS

We will furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered certified public accounting firm.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholder
Chatham Lodging Trust:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Chatham Lodging Trust (a development stage company) at October 30, 2009 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
November 4, 2009

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
October 30, 2009

ASSETS:
Cash	$10,000

Total assets	$10,000

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Total liabilities	$—

Shareholder’s Equity:
Common shares, $0.01 par value per share; 1,000 shares authorized; 1,000 shares issued and outstanding	10
Additional paid-in capital	9,990

Total shareholder’s equity	10,000

Total liabilities and shareholder’s equity	$10,000

The accompanying notes are an integral part of this financial statement.

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENT
October 30, 2009

1.	Organization

Chatham Lodging Trust (the “Company”) was formed as a Maryland real estate investment trust on October 26, 2009, and intends to qualify as a real estate investment trust for U.S. Federal Income Tax purposes. The Company plans to be internally-managed and was organized to invest primarily in premium-branded upscale extended-stay, select-service, and full-service hotels. The Company expects that a significant portion of its portfolio will consist of hotels in the upscale extended-stay category, including brands such as Homewood Suites by Hilton®, Residence Inn by Marriott® and Summerfield Suites by Hyatt®.

The Company is in the development stage, has no assets other than cash and has not yet commenced operations. The Company has not entered into any contracts to acquire hotel properties or other assets. The Company is in the process of forming a subsidiary, Chatham Lodging, L.P. (the “Operating Partnership”). The Company will be the sole general partner of the Operating Partnership and plans to conduct substantially all of its business through the Operating Partnership following its formation.

The Company intends to offer for sale up to $230 million in common shares through the filing of a registration statement on Form S-11. Concurrently with the closing of its initial public offering, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, the Company will sell common shares for an aggregate purchase price of $10 million to its chief executive officer, Jeffrey H. Fisher, at a price per share equal to the price to the public in the initial public offering, and without payment by the Company of any underwriting discount or commission.

2.	Summary of Significant Accounting Policies

Below is a discussion of significant accounting policies as the Company prepares to commence operations and acquire hotel assets:

Basis of Presentation

The balance sheet includes all of the accounts of the Company as of October 30, 2009, presented in accordance with U.S. generally accepted accounting principles.

Use of Estimates

The preparation of the financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Income Taxes

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its shareholders.

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENT — (Continued)

If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to shareholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

The Company plans to lease its hotels to subsidiaries of its taxable REIT subsidiary, or TRS, Chatham TRS Holding, Inc. The TRS would be subject to federal and state income taxes and the Company would account for them, where applicable, using the asset and liability method which recognizes deferred tax assets and liabilities arising from differences between financial statement carrying amounts and income tax bases.

Organizational and Offering Costs

The Company expenses organization costs as incurred and offering costs, which include selling commissions, will be deferred and charged to shareholders’ equity.

The Company will reimburse its sole shareholder for any out-of-pocket expenses to be incurred in connection with the organization of the Company and the proposed offering of common shares to the public. If the proposed offering is terminated, the Company will have no obligation to reimburse the shareholder for any organizational or offering costs.

Recently Issued Accounting Standards

In June 2009, the FASB issued an accounting standard that made the FASB Accounting Standards Codification (the “Codification”) the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification has superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This accounting standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Following the issuance of this accounting standard, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The Board will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. The adoption of this accounting standard did not have a significant impact on the Company’s financial statements.

In June 2009, the FASB issued amended guidance related to the consolidation of variable-interest entities, which requires enterprises to qualitatively assess the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amendments change the consideration of kick-out rights in determining if an entity is a VIE which may cause certain additional entities to now be considered VIEs. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance will be effective for financial statements issued for fiscal years beginning after November 15, 2009. The Company is currently evaluating the impact of this accounting standard.

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENT — (Continued)

3.	Shareholders’ Equity

Under the Declaration of Trust of the Company, the total number of shares initially authorized for issuance is 1,000 common shares. The Board of Trustees may amend the Declaration of Trust to increase or decrease the number of authorized shares.

On October 30, 2009, the Company issued the sole shareholder of the Company 1,000 common shares at $10 per share.

4.	Related Party Transactions

Jeffrey H. Fisher, the Company’s Chief Executive Officer, President and Chairman of the Board of Trustees, owns 90% of Island Hospitality Management, Inc. (“IHM”), a hotel management company. The Company may enter into hotel management agreements with IHM for certain acquired hotels.

5.	Subsequent Events

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through November 4, 2009, which is the date the financial statement was issued. This evaluation did not result in any subsequent events that necessitated disclosures and/or adjustments.

6.	Subsequent Events (unaudited)

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through January 15, 2010, which is the date the financial statement was reissued. This evaluation did not result in any subsequent events that necessitated disclosures and/or adjustments.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CHATHAM LODGING TRUST

Chatham Lodging Trust was formed on October 26, 2009. In November 2009, Chatham Lodging Trust signed an agreement to acquire six hotels for $73.5 million from wholly owned subsidiaries of RLJ Development, LLC (“RLJ”). Hotels to be acquired include the following:

Property	Rooms

Homewood Suites Billerica, Massachusetts	147
Homewood Suites Bloomington, Minnesota	144
Homewood Suites Brentwood, Tennessee	121
Homewood Suites Dallas, Texas	137
Homewood Suites Farmington, Connecticut	121
Homewood Suites Maitland, Florida	143

Total rooms	813

The acquisition will be funded from proceeds of the Company’s planned underwritten common share offering of up to $230 million and a concurrent $10 million private placement to Jeffrey H. Fisher. The $200 million common share offering assumes that the underwriter’s option to purchase up to $30 million of additional common shares to cover any over-allotments is not exercised. The proceeds of the common share offering and the private placement will be contributed to Chatham Lodging, L.P. (the “Partnership”), in exchange for limited partnership interests in the Partnership. Together these transactions are referred to as the “Offering”. Chatham Lodging Trust and the Partnership are herein referred to as the “Company”. No debt will be issued or assumed in connection with the acquisition of the hotels. The hotels will be managed by Promus Hotels, Inc. (“Promus”), an affiliate of Hilton Hotels Corporation, and are subject to franchise agreements with Promus. The hotels are collectively referred to as the “Initial Acquisition Hotels”.

The unaudited pro forma condensed consolidated financial information of the Company includes the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 and the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008. The unaudited pro forma condensed consolidated balance sheet assumes that the purchase of the Initial Acquisition Hotels and the Offering occurred on September 30, 2009 and is based on the Company’s audited balance sheet as of October 30, 2009 and the Initial Acquisition Hotels’ unaudited combined statement of financial position as of September 30, 2009. The purchase price allocation is preliminary since the purchase of the Initial Acquisition Hotels is probable but not certain and the Company is in the process of obtaining certain information to support the allocations. The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 assumes that the closing of the purchase of the Initial Acquisition Hotels, the Offering and the formation of the Company (the “Company Formation”) occurred on January 1, 2008 and is based on the unaudited combined statement of operations for the Initial Acquisition Hotels for the nine months ended September 30, 2009 and the audited combined statement of operations for the Initial Acquisition Hotels for the year ended December 31, 2008.

In management’s opinion, all material adjustments necessary to reflect the effects of the Offering, the purchase of the Initial Acquisition Hotels and the Company Formation have been made. The unaudited pro forma financial information does not purport to represent what the Company’s results of operations or financial condition would actually have been if these transactions had in fact occurred at the beginning of the periods presented, or to project the Company’s results of operations or financial condition for any future period. In addition, the unaudited pro forma financial information is based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial information and which the Company believes are reasonable under the circumstances. The unaudited pro forma financial information and accompanying notes should be read in conjunction with the Company’s audited balance sheet as of October 30, 2009 included in its Form S-11 as well as the Initial Acquisition Hotels’ combined financial statements and notes thereto.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2009

					Pro Forma
	Chatham		Initial		Chatham
	Lodging		Acquisition	Pro Forma	Lodging
	Trust	Offering	Hotels	Adjustments	Trust
	(Note a)	(Note b)	(Note c)	(Note d)
	(In thousands, except share and per share data)

ASSETS
Investment in hotels, net	$—	$—	$73,500	$—	$73,500
Cash and cash equivalents	10	193,990	(73,472)	(815)	119,713
Prepaid and other	—	—	49	—	49
Deferred and other	—	—	360	—	360

Total assets	$10	$193,990	$437	$(815)	$193,622

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$—	$—	$437	$—	$437
Debt	—	—	—	—	—

Total liabilities	—	—	437	—	437
Shareholders’ equity:
Common shares, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding, respectively	—	—	—	—	—
Additional paid-in capital	10	193,990	—	—	194,000
Distributions in excess of earnings	—	—	—	(815)	(815)

Total shareholders’ equity	10	193,990	—	(815)	193,185

Total liabilities and shareholders’ equity	$10	$193,990	$437	$(815)	$193,622

See Notes to Unaudited ProForma Condensed Consolidated Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

The accompanying Pro Forma Balance Sheet as of September 30, 2009 is based on the Historical Balance Sheet of the Company as of October 30, 2009, adjusted to reflect the initial public offering of common shares by the Company, the concurrent private placement to Mr. Fisher, the purchase of the Initial Acquisition Hotels and application of the net proceeds as described in “Use of Proceeds.”

The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes the following occurred on September 30, 2009:

•	Company Formation

•	Completion of the Offering

•	Completion of the purchase of the Initial Acquisition Hotels

•	Payment of costs and expenses of approximately $815 related to the Initial Acquisition Hotels.

Notes and Management Assumptions:

a) Represents the Company’s audited historical balance sheet as of October 30, 2009.

b) Represents cash proceeds of $200,000 from the sale of common shares registered under this registration statement excluding shares issuable upon exercise of the underwriters’ overallotment option and $10,000 from the sale of common shares to Mr. Fisher in the concurrent private placement, net of estimated underwriters’ fees of $14,000 and other transaction costs of $2,000 associated with the common share offering and the $10 repurchase of 1,000 common shares issued to Jeffrey H. Fisher upon the Company Formation.

c) Pursuant to the purchase and sale agreement for the Initial Acquisition Hotels, there will be a proration of operating results on the date of closing between the Company and RLJ and this proration is not reflected in the pro forma adjustments. Other than the assets and liabilities described in notes 2 and 4 below, no other assets and liabilities will be acquired pursuant to the purchase and sale agreement between the Company and RLJ. The following represents the fair value of assets and liabilities acquired in the Initial Acquisition Hotels based on the unaudited combined statement of financial position of the Initial Acquisition Hotels at September 30, 2009:

1. Investment in hotels of $73,500 is recorded at cost and depreciated using the straight line method over the estimated useful lives of the assets (5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements). No intangible assets are expected to be recognized in connection with the purchase of the Initial Acquisition Hotels based on the estimated values of the identifiable assets acquired. The allocation of the purchase price to each individual Initial Acquisition Hotel is as follows:

	Purchase
	Price			Furniture &
Property	Allocation	Land	Building	Equipment

Homewood Suites Billerica, Massachusetts	$12,550	$1,757	$10,291	$502
Homewood Suites Bloomington, Minnesota	18,000	2,520	14,760	720
Homewood Suites Brentwood, Tennessee	11,250	1,575	9,225	450
Homewood Suites Dallas, Texas	10,700	1,498	8,774	428
Homewood Suites Farmington, Connecticut	11,500	1,610	9,430	460
Homewood Suites Maitland, Florida	9,500	1,330	7,790	380

Total purchase price	$73,500	$10,290	$60,270	$2,940

2. Prepaid and other assets consisting of prepaid real estate taxes and property taxes of $49.

3. Deferred franchise costs of $360. The deferred franchise fees will be amortized over the term of the new franchise agreements, which is 15 years from the closing of the purchase of the Initial Acquisition Hotels.

4. Accounts payable and accrued expenses of $437, comprised of accrued real estate and personal property taxes of $412 and $25 in advance deposits.

d) Represents the costs expected to be incurred by the Company to complete the purchase of the Initial Acquisition Hotels:

1. Costs associated with due diligence involving the Initial Acquisition Hotels of $415.

2. Legal costs of $225.

3. Accounting fees of $175 for services related to the audit and review of the Initial Acquisition Hotels.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

	Chatham	Initial			Pro Forma
	Lodging	Acquisition	Pro Forma		Chatham
	Trust	Hotels	Adjustments		Lodging Trust
	(Note a)	(Note b)
	(In thousands, except share and per share data)

Revenue:
Hotel operating:
Rooms	$—	$16,187	$—		$16,187
Other	—	414			414

Total revenue	—	16,601	—		16,601

Expenses:
Operating Expenses:
Rooms	—	3,153			3,153
Other	—	1,238			1,238
General and administrative	—	3,445			3,445
Sales and marketing fees	—	1,522			1,522
Franchise fees	—	647	18	c	665
Management fees	—	357			357
Depreciation	—	1,956	807	d	2,763
Property taxes	—	956			956
Corporate general and administrative	—	—	2,346	e	2,346

Total expenses	—	13,274	3,171		16,445

Operating income	—	3,327	(3,171)		156
Interest expense	—	(2,683)	2,683	f	—

Income from continuing operations before income taxes	—	644	(488)		156
Income taxes	—	—	—		—

Income from continuing operations	$—	$644	$(488)		$156

See Notes to Unaudited ProForma Consolidated Statements of Operations

CHATHAM LODGING TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(in thousands)

a) The Company was formed on October 26, 2009. As a result, there were no results of operations for the Company for the nine months ended September 30, 2009.

b) Represents the combined unaudited historical results of operations of the Initial Acquisition Hotels for the nine months ended September 30, 2009. The historical unaudited combined financial statements of the Initial Acquisition Hotels are included herein.

c) Reflects the adjustment to amortization of franchise fees based on the franchise application fees paid of $360 and the remaining terms of the new franchise agreements, which is 15 years from the closing of the purchase of the Initial Acquisition Hotels.

d) Reflects the net increase in depreciation expense based on the Company’s cost basis in the Initial Acquisition Hotels and its accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements.

e) The Company was formed on October 26, 2009 and thus there was no corporate general and administrative expense related to the Company for the nine months ended September 30, 2009. Reflects the adjustment to include corporate general and administrative expenses that the Company expects to be contractually obligated to pay, including:

1. Salaries and benefits of $645 to be paid to the executive officers of the Company, who are currently Jeffrey H. Fisher, the Chairman, President and Chief Executive Officer of the Company and Peter Willis, the Executive Vice President and Chief Investment Officer of the Company.

2. Amortization of restricted share awards of $188 to Mr. Fisher and Mr. Willis based on a three-year vesting period. The aggregate estimated value of the restricted share awards are $450 to Mr. Fisher and $300 to Mr. Willis.

3. Amortization of LTIP unit awards of $702 to Mr. Fisher and Mr. Willis based on a five-year vesting period. The aggregate undiscounted estimated value of the LTIP unit awards are $5,296 for Mr. Fisher and $867 for Mr. Willis. After applying the share-based payment accounting guidance, the estimated discounted values of the LTIP unit awards are $4,024 for Mr. Fisher and $658 for Mr. Willis. The discounted value is used for purposes of determining the amortization.

4. Cash compensation of $214 and restricted share compensation of $372 to the Trustees.

5. Directors and officers insurance of $225.

There are certain costs which have not been included in this adjustment as they are not currently a contractual obligation or factually supportable. This adjustment does not include certain items that the Company anticipates it will incur after the Offering, such items include but are not limited to salaries and benefits for any other employee, incentive compensation for any other employee, office rent, public company related expenses and other administrative costs associated with operating the Company.

f) Reflects the decrease to interest expense associated with RLJ defeasing the existing loans upon the Initial Acquisition Hotels. RLJ is required under the terms of the purchase and sale agreement to cause the defeasance to occur on or before the closing of the purchase of the Initial Acquisition Hotels. The purchase price for the Initial Acquisition Hotels will be fully funded from equity proceeds of the Offering.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

	Chatham	Initial			Pro Forma
	Lodging	Acquisition	Pro Forma		Chatham
	Trust	Hotels	Adjustments		Lodging Trust
	(Note a)	(Note b)
	(In thousands, except share and per share data)

Revenue:
Hotel operating:
Rooms	$—	$24,105	$—		$24,105
Other	—	859			859

Total revenue	—	24,964	—		24,964

Expenses:
Operating Expenses:
Rooms	—	4,656			4,656
Other	—	1,780			1,780
General and administrative	—	5,171			5,171
Sales and marketing fees	—	2,374			2,374
Franchise fees	—	964	24	c	988
Management fees	—	570			570
Depreciation	—	2,481	551	d	3,032
Property taxes	—	1,227			1,227
Corporate general and administrative	—	—	3,128	e	3,128

Total expenses	—	19,223	3,703		22,926

Operating income	—	5,741	(3,703)		2,038
Interest expense	—	(3,672)	3,672	f	—

Income from continuing operations before income taxes	—	2,069	(31)		2,038
Income taxes	—	—	—		—

Income from continuing operations	$—	$2,069	$(31)		$2,038

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

CHATHAM LODGING TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008
(in thousands, except share data)

a) The Company was formed on October 26, 2009. As a result , there were no results of operations for the Company for the year ended December 31, 2008.

b) Represents the combined audited historical results of operations of the Initial Acquisition Hotels for the year ended December 31, 2008. The historical unaudited combined financial statements of the Initial Acquisition Hotels are included herein.

c) Reflects the adjustment to amortization of franchise fees based on the franchise application fees paid of $360 and the remaining terms of the new franchise applications, which is 15 years from the closing of the purchase of the Initial Acquisition Hotels.

d) Reflects the net increase in depreciation expense based on the Company’s cost basis in the Initial Acquisition Hotels and its accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements.

e) The Company was formed on October 26, 2009 and thus there was no corporate general and administrative expense related to the Company for the year ended December 31, 2008. Reflects the adjustment to include corporate general and administrative expenses that the Company expects to be contractually obligated to pay, including:

1. Salaries and benefits of $860 to be paid to the executive officers of the Company, who are currently Jeffrey H. Fisher, the Chairman, President and Chief Executive Officer of the Company and Peter Willis, the Executive Vice President and Chief Investment Officer of the Company.

2. Amortization of restricted share awards of $250 to Mr. Fisher and Mr. Willis based on a three-year vesting period. The aggregate estimated value of the restricted share awards are $450 to Mr. Fisher and $300 to Mr. Willis.

3. Amortization of LTIP unit awards of $936 to Mr. Fisher and Mr. Willis based on a five-year vesting period. The aggregate undiscounted estimated value of the LTIP unit awards are $5,296 for Mr. Fisher and $867 for Mr. Willis. After applying the share-based payment accounting guidance, the estimated discounted values of the LTIP unit awards are $4,024 for Mr. Fisher and $658 for Mr. Willis. The discounted value is used for purposes of determining the amortization.

4. Cash compensation of $286 and restricted share compensation of $496 to the Trustees.

5. Directors and officers insurance of $300.

There are certain costs which have not been included in this adjustment as they are not currently a contractual obligation or factually supportable. This adjustment does not include certain items that the Company anticipates it will incur after the Offering, such items include but are not limited to salaries and benefits for any other employee, incentive compensation for any other employee, office rent, public company related expenses and other administrative costs associated with operating the Company.

f) Reflects the decrease to interest expense associated with RLJ defeasing the existing loans upon the purchase of the Initial Acquisition Hotels. RLJ is required under the terms of the purchase and sale agreement to cause the defeasance to occur on or before the closing of the purchase of the Initial Acquisition Hotels. The purchase price for the Initial Acquisition Hotels will be fully funded from equity proceeds of the Offering.

REPORT OF INDEPENDENT AUDITORS

To the Shareholder of
Chatham Lodging Trust

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of changes in member’s capital and of cash flows present fairly, in all material respects, the financial position of RLJ Billerica Hotel, LLC, RLJ Brentwood Hotel, LLC, RLJ Bloomington Hotel, LLC, RLJ Dallas Hotel Limited Partnership, RLJ Farmington Hotel, LLC, and RLJ Maitland Hotel, LLC (collectively the “Initial Acquisition Hotels” or the “Hotels”) at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Hotels’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
November 30, 2009

Initial Acquisition Hotels

Combined Statements of Financial Position
December 31, 2008 and 2007

	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$1,227,649	$922,475
Cash held in escrow	1,470,539	2,245,185
Accounts receivable, net	524,714	633,279
Prepaid expenses and other current assets	157,262	135,613

Total current assets	3,380,164	3,936,552
Property and equipment, net	51,540,562	52,662,829
Deferred financing costs, net	127,511	192,389

Total assets	$55,048,237	$56,791,770

LIABILITIES AND MEMBER’S CAPITAL
Current liabilities
Current portion of mortgage notes payable	$1,166,841	$1,068,899
Accounts payable, trade	85,511	13,952
Accounts payable, management companies	275,534	302,475
Advance deposits	32,327	15,129
Accrued sales and occupancy tax	177,268	197,310
Accrued vacation	201,229	199,472
Accrued interest	237,890	243,653
Other accrued expenses	511,193	510,871

Total current liabilities	2,687,793	2,551,761
Mortgage notes payable	42,774,737	43,941,357

Total liabilities	45,462,530	46,493,118
Member’s capital	9,585,707	10,298,652

Total liabilities and member’s capital	$55,048,237	$56,791,770

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Combined Statements of Operations
For the Three Years Ended December 31, 2008

	2008	2007	2006

Net revenues
Room revenues	$24,105,287	$24,074,091	$22,505,191
Other service revenues	859,176	865,378	854,348

	24,964,463	24,939,469	23,359,539

Operating expenses
Room expenses	4,656,224	4,584,978	4,319,223
Other service expenses	1,780,142	1,759,520	1,692,791
General and administrative	5,170,572	5,034,445	5,030,768
Sales and marketing	2,374,485	2,385,135	2,167,058
Depreciation	2,480,970	2,294,127	2,049,508
Property taxes	1,227,023	1,204,138	1,215,185
Franchise fees	964,231	962,964	900,207
Management fees	570,362	562,382	508,089

	19,224,009	18,787,689	17,882,829

Operating income	5,740,454	6,151,780	5,476,710
Interest expense	(3,671,782)	(3,747,351)	(3,824,755)

Net income	$2,068,672	$2,404,429	$1,651,955

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Combined Statements of Changes in Member’s Capital
For the Three Years Ended December 31, 2008

	2008	2007	2006

Member’s capital beginning of year	$10,298,652	$8,115,356	$8,116,327
Net income	2,068,672	2,404,429	1,651,955
Distributions to RLJ Development, LLC	(2,781,617)	(1,791,537)	(1,652,926)
Contributions from RLJ Development, LLC	—	1,570,404	—

Member’s capital end of year	$9,585,707	$10,298,652	$8,115,356

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Combined Statements of Cash Flows
For the Three Years Ended December 31, 2008

	2008	2007	2006

Cash flows from operating activities
Net income	$2,068,672	$2,404,429	$1,651,955
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,480,970	2,294,127	2,049,508
Amortization of deferred financing costs	64,877	64,877	64,877
Changes in assets and liabilities
Funding of real estate tax and insurance escrow, net	179,229	(136,877)	(107,336)
Accounts receivable	108,566	(202,678)	38,087
Prepaid expenses and other current assets	(21,649)	21,948	(66,842)
Accounts payable	44,618	(5,344)	(199,214)
Advance deposits	17,198	(13,683)	17,039
Other accrued expenses	322	(23,123)	150,329
Accrued sales and occupancy tax	(20,042)	21,854	3,910
Accrued vacation	1,757	16,617	22,392
Accrued interest	(5,763)	(5,377)	(4,947)

Net cash provided by operating activities	4,918,755	4,436,770	3,619,758

Cash flows from investing activities
Proceeds from replacement and renovation reserves held in escrow, net	595,417	12,207	(117,642)
Advances to affiliates, net	—	(49,026)	218,432
Purchase of property and equipment	(1,358,703)	(1,818,563)	(1,264,942)

Net cash used in investing activities	(763,286)	(1,855,382)	(1,164,152)

Cash flows from financing activities
Distributions of member’s capital	(2,781,617)	(1,607,537)	(1,652,926)
Contributions of member’s capital	—	5,998	—
Principal payments on mortgage notes	(1,068,678)	(993,494)	(916,489)

Net cash used in financing activities	(3,850,295)	(2,595,033)	(2,569,415)

Net increase (decrease) in cash and cash equivalents	305,174	(13,645)	(113,809)
Cash and cash equivalents, beginning of year	922,475	936,120	1,049,929

Cash and cash equivalents, end of year	$1,227,649	$922,475	$936,120

Supplemental disclosure of cash flow information:
Interest paid	$3,612,667	$3,687,832	$3,764,842

Supplemental disclosure of non-cash financing activity:
Conversion of payable to RLJ Development, LLC to equity	$—	$1,564,406	$—

Distribution of a receivable to RLJ Development, LLC	$—	$184,000	$—

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Notes to Combined Financial Statements
For the Three Years Ended December 31, 2008

1.	Businesses and Organization

Description of Business

The Initial Acquisition Hotels are comprised of the following six Homewood Suites hotel properties:

RLJ Billerica Hotel, LLC	Bedford, Massachusetts	147 rooms
RLJ Brentwood Hotel, LLC	Brentwood, Tennessee	121 rooms
RLJ Bloomington Hotel, LLC	Bloomington, Minnesota	144 rooms
RLJ Dallas Hotel Limited Partnership	Dallas, Texas	137 rooms
RLJ Farmington Hotel, LLC	Farmington, Connecticut	121 rooms
RLJ Maitland Hotel, LLC	Maitland, Florida	143 rooms

The six hotel properties (collectively the “Initial Acquisition Hotels” or “Hotels”) are wholly owned by RLJ Development, LLC. RLJ Development, LLC owns and operates limited service hotels. Limited service hotels offer amenities such as limited meeting space, fitness centers, swimming pools, continental breakfast or similar services.

The Initial Acquisition Hotels operate in the hospitality and lodging industry and are subject to risks common to companies in that industry.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Room revenues are recognized the night of occupancy. Cash received prior to guest arrival is recorded as an advance from customers and recognized as revenue at the time of occupancy.

The Hotels also recognize revenues for food, beverage, telephone charges and various ancillary services performed at the time the service is provided. These amounts are included in other service revenues.

Accounts Receivable, net

Accounts receivable consist primarily of payments due from credit card companies and from corporate customers. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in existing accounts receivable. The Hotels record bad debt expense in general and administrative expense in the accompanying statements of operations based on an assessment of the ultimate realizability of receivables considering historical collection experience, the economic environment, and the individual circumstances of each receivable. When the Hotels determine that an account is not collectible, the account is written-off to the associated allowance for doubtful accounts.

Initial Acquisition Hotels

Notes to Combined Financial Statements — Continued

As of December 31, 2008 and 2007, the allowance for doubtful accounts balance was $7,817 and $9,794, respectively.

Cash and Cash Equivalents

The Hotels consider all funds held in money market accounts and highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Hotels maintain their cash accounts at various major financial institutions within the United States of America. At times, deposits may be in excess of federally insured limits. The Hotels have not experienced any losses on cash deposited with the financial institutions.

Cash Held in Escrow

The Hotels are required by certain mortgage agreements to maintain escrow accounts for real estate taxes and insurance, and by certain property management agreements and/or mortgages to maintain replacements reserves for each hotel financed. The escrow accounts for real estate taxes and insurance are determined by the lender, based on annual estimates. The Hotels’ various debt and property management agreements require individual hotel properties to contribute a predetermined amount to replacement reserves based on adjusted gross revenues from the preceding month. The predetermined amounts required to be contributed range from 4% to 5%.

As of December 31, 2008 and 2007, amounts held in escrow were as follows:

	2008	2007

Insurance escrows	$32,133	$73,342
Tax escrows	443,772	569,140
Replacement and renovation reserves	994,634	1,602,703

Total	$1,470,539	$2,245,185

Financial Instruments and Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value hierarchy has three levels of inputs, both observable and unobservable. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

The following table provides fair value information on the Hotels’ financial assets and liabilities.

	Carrying Amount in
	Balance Sheet	Fair Value
	December 31,	December 31,	Fair Value Measurements Using:
	2008	2008	Level 1	Level 2	Level 3

Cash and cash equivalents	$2,698,188	$2,698,188	$2,698,188	$—	$—
Mortgage notes payable	43,941,578	42,532,176	—	42,532,176	—

Because of their short-term nature, the carrying amount of the Hotels’ current financial instruments approximates fair value as of December 31, 2008 and 2007. The fair value of long-term mortgage notes payable is based on rates available to the Hotels for debt with similar terms and maturities. As of December 31, 2008 and 2007, the fair market value of mortgage notes payable for mortgages with fixed interest rates is approximately $42,532,000 and $43,553,000 based on quoted

Initial Acquisition Hotels

Notes to Combined Financial Statements — Continued

market prices at December 31, 2008 and December 31, 2007, respectively, as compared to the carrying value of $43,941,578 and $45,010,254, respectively.

Property and Equipment

The Hotels’ property and equipment consists primarily of land, buildings, improvements and related fixtures, furniture and equipment. Property and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

When properties and/or equipment are sold or retired, their cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Hotels periodically evaluate the recoverability of long-lived assets when events or circumstances indicate that an asset may be impaired. This evaluation consists of a comparison of the carrying value of the assets with the assets’ expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flows exceed the carrying value of the asset, no impairment is recognized. If expected undiscounted cash flows are less than the carrying value then impairment is indicated. Such impairment is measured as the difference between the carrying value of long-lived assets and their fair market value. During 2008 and 2007 there were no events or changes in circumstances indicating that the carrying value of the Hotels’ long-lived assets may not be recoverable.

Advances to Affiliates, net

Amounts advanced to affiliates represent short-term transfers of cash provided by and to other properties affiliated with RLJ Development, LLC in order to meet short-term cash needs. During 2007, these affiliates of the Hotels were sold and amounts owed to/from those affiliates were transferred and considered receivable/payable to RLJ Development, LLC. The Hotels recognized a non-cash contribution and distribution for this transaction.

Deferred Financing Costs

The Hotels’ deferred financing costs relate to fees and costs incurred to obtain long-term financing to purchase the hotel and related properties. These costs are amortized using the straight-line method, which approximates the effective interest method, over the life of the applicable mortgage and are included as a component of interest expense. There were no capitalized deferred financing costs in 2008 or 2007. Accumulated amortization related to deferred financing costs as of December 31, 2008 and 2007 was $521,080 and $456,202, respectively. Amortization expense related to deferred financing costs for the three years ended December 31, 2008 was $64,877 a year.

Advertising Costs

The Hotels expense advertising costs as incurred. Advertising expenses were $1,410,254, $1,420,171 and $1,266,853 for the years ended December 31, 2008, 2007 and 2006, respectively, and have been included in sales and marketing expenses.

Income and Sales Taxes

No provision has been made for federal or state income taxes since the Hotels’ profits and losses are reported by the individual members on their respective income tax returns.

Initial Acquisition Hotels

Notes to Combined Financial Statements — Continued

Additionally, the Hotels collect sales, use, occupancy and similar taxes which are presented on a net basis (excluded from revenues) on the combined statements of operations.

3.	Property Management Agreements

In December 2000, the Hotels entered into six separate fifteen (15) year property management agreements (the “Promus Agreements”) with Promus Hotels, Inc. (“Promus”) that expire in 2015 with a five-year renewal option that may be exercised by Promus. The Promus Agreements require that Promus provide all services required to operate the six hotels, located in Brentwood, TN; Bloomington, MN, Billerica, MA; Dallas, TX; Farmington CT; and Maitland, FL., including directing the day-to-day activities of the hotels and establishing all policies and procedures relating to the management and operation of the hotels.

In accordance with the Promus Agreements, Promus is required to maintain and manage the operating activities of the hotels. Accordingly, Promus initially pays for all operating expenses on behalf of the hotels and is reimbursed by withdrawing funds from the individual hotel’s operating cash account. As of December 31, 2008 and 2007, $275,534 and $302,475, respectively, was due to Promus under these arrangements and have been included in accounts payable, management companies.

The Promus Agreements also include provisions for a management fee and a management incentive fee to be paid to Promus for its services. Additionally, the Promus Agreements call for a monthly franchise fee to be paid to Hilton Hotels Corporation. The management fee is computed in accordance with the Promus Agreements and is based on 2% of adjusted monthly gross revenue of the individual hotels. For the years ended December 31, 2008, 2007 and 2006, the management fees incurred by the hotels were $498,810, $497,626 and $466,105, respectively. The incentive management fee is calculated based on 10% of the adjusted net operating income from operations of the individual hotels at the end of each year. For the years ended December 31, 2008, 2007 and 2006, the incentive management fees incurred by the hotels were $71,552, $64,756, and $41,984, respectively.

Each Hotel is charged a monthly franchise fee paid to Hilton Hotels Corporation based on a percentage of the individual hotel’s respective gross room revenue. For the years ended December 31, 2008, 2007 and 2006, the franchise fees for the Hotels were $964,231, $962,964, and $900,207, respectively.

4.	Property and Equipment

Property and equipment at December 31, 2008 and 2007 consisted of:

	Estimated
	Useful
	Lives	2008	2007

Land	—	$8,882,552	$8,882,552
Projects-in-development	—	—	115,839
Building	39 years	44,953,448	44,857,946
Machinery, equipment and fixtures	5-15 years	26,719,714	25,340,674

Subtotal		80,555,714	79,197,011
Less: Accumulated depreciation		(29,015,152)	(26,534,182)

Property and equipment, net		$51,540,562	$52,662,829

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $2,480,970, $2,294,127 and $2,049,508, respectively.

Initial Acquisition Hotels

Notes to Combined Financial Statements — Continued

5.	Mortgage Notes Payable

Mortgage notes payable as of December 31, 2008 and 2007 consisted of the following:

	2008	2007

Mortgage notes with fixed interest rates
7.84%, maturing January 2011	$35,237,130	$36,090,790
8.69%, maturing December 2010	8,704,448	8,919,466

	43,941,578	45,010,256
Less current portion	1,166,841	1,068,899

Long term mortgage notes payable	$42,774,737	$43,941,357

In December 2000, the Hotels entered into a $40.5 million credit facility with a financial institution for mortgages related to five of the hotels acquired in December 2000. In April 2001, the credit facility was modified to split the five individual mortgages into two collateralized pools. The first collateralized pool consists of the mortgages to RLJ Brentwood Hotel, LLC, RLJ Dallas Hotel Limited Partnership, and RLJ Farmington Hotel, LLC and had an initial borrowing under the facility of $20.7 million, with combined principal and interest of $157,578 payable monthly. As of December 31, 2008 and 2007, the outstanding balance of the first pool was $18,010,089 and $18,446,405, respectively. The second collateralized pool, consisting of the mortgages to RLJ Billerica Hotel, LLC and RLJ Bloomington Hotel, LLC, was established with an initial borrowing under the facility of $19.8 million, with combined principal and interest of $150,726 payable monthly. As of December 31, 2008 and 2007, the outstanding balance of the second pool was $17,227,041 and $17,644,385, respectively. All related mortgage note agreements mature in January 2011. The interest rates related to the mortgages are 7.84% and are payable monthly. The mortgage note agreements include a prepayment penalty in whole or in part based on the higher of 3% of the principal amount of the note being prepaid or the present value of a series of payments as defined in the credit facility. The individual mortgages in the credit facility are collateralized by the individual hotel properties and equipment.

In December 2000, RLJ Maitland Hotel, LLC entered into a mortgage note agreement with a financial institution at an initial borrowing of $10.0 million, with monthly principal and interest payments of $81,807. The final payment on the mortgage note is due in January 2011 and bears an 8.69% fixed rate of interest. The mortgage note contains a prepayment penalty provision based on rates defined in the note agreement, related to the 10-year Treasury note rate plus premium ranging from 0.013% to 0.120% of the outstanding principal balance of the loan. The note is collateralized by the individual hotel property and equipment. The managing member of RLJ Development, LLC had personally guaranteed up to $1,346,400 of the loan, the amount of the guarantee outstanding as of December 31, 2008 and 2007, was $50,847 and $265,864, respectively. As of December 31, 2008 and 2007, the outstanding balance on the note was $8,704,448 and $8,919,466, respectively.

In accordance with all of the Hotels’ mortgage agreements, including the Loan Pool Facility, mortgages may be prepaid at any time, without penalty, at the option of the borrower. The mortgage notes include financial and other covenants that require the maintenance of certain ratios. As of December 31, 2008 and 2007, the Hotels were in compliance with all covenants under the mortgage notes.

Initial Acquisition Hotels

Notes to Combined Financial Statements — Continued

Maturities of mortgage notes payable as of December 31, 2008 are as follows:

Year	Amount

2009	$1,166,841
2010	1,242,949
2011	41,531,788

$43,941,578

6.	Guarantees and Indemnifications

The Hotels may enter into service agreements with service providers in which they agrees to indemnify the service provider against certain losses and liabilities arising from the service provider’s performance under the agreement. Generally, such indemnification obligations do not apply in situations in which the service provider is grossly negligent, engages in wilful misconduct, or acts in bad faith. The Hotels believe their liabilities under such service agreements are immaterial.

7.	Recent Developments

On November 16, 2009, a purchase and sale agreement was signed related to the acquisition of the Hotels by Chatham Lodging Trust for a total purchase price of $73.5 million (for all six hotels).

Initial Acquisition Hotels

Combined Statements of Financial Position
As of September 30, 2009 (Unaudited) and December 31, 2008

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,336,760	$1,227,649
Cash held in escrow	1,657,699	1,470,539
Accounts receivable, net	622,206	524,714
Prepaid expenses and other current assets	381,044	157,262

Total current assets	3,997,709	3,380,164
Property and equipment, net	49,948,308	51,540,562
Deferred financing costs, net	78,855	127,511

Total assets	54,024,872	55,048,237

LIABILITIES AND MEMBER’S CAPITAL
Current liabilities
Current portion of mortgage notes payable	$1,239,681	$1,166,841
Accounts payable, trade	11,834	85,511
Accounts payable, management companies	292,690	275,534
Advance deposits	24,899	32,327
Accrued sales and occupancy tax	187,674	177,268
Accrued vacation	190,178	201,229
Accrued interest	225,705	237,890
Other accrued expenses	1,099,805	511,193

Total current liabilities	3,272,466	2,687,793
Mortgage notes payable	41,837,477	42,774,737

Total liabilities	45,109,943	45,462,530
Member’s capital	8,914,929	9,585,707

Total liabilities and member’s capital	$54,024,872	$55,048,237

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Combined Statements of Operations
Unaudited Nine Month Periods Ended September 30, 2009 and 2008

	September 30,	September 30,
	2009	2008
	(Unaudited)	(Unaudited)

Net revenues
Room revenues	$16,186,467	$18,675,739
Other service revenues	414,285	666,401

	16,600,752	19,342,140

Operating expenses
Room expenses	3,152,603	3,492,952
Other service expenses	1,237,871	1,347,998
General and administrative	3,444,656	3,871,594
Sales and marketing	1,521,982	1,799,307
Depreciation	1,955,879	1,842,784
Property taxes	956,097	939,672
Franchise fees	647,459	747,030
Management fees	356,798	460,634

	13,273,345	14,501,971

Operating income	3,327,407	4,840,169
Interest expense	(2,683,065)	(2,758,158)

Net income	$644,342	$2,082,011

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Combined Statements of Changes in Member’s Capital
Unaudited Nine Month Periods Ended September 30, 2009 and 2008

	September 30,	September 30,
	2009	2008
	(Unaudited)	(Unaudited)

Member’s capital beginning of period	$9,585,707	$10,298,652
Net income	644,342	2,082,011
Distributions to RLJ Development, LLC	(1,315,120)	(2,590,473)

Member’s capital end of period	$8,914,929	$9,790,190

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Combined Statements of Cash Flows
Unaudited Nine Month Periods Ended September 30, 2009 and 2008

	September 30,	September 30,
	2009	2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$644,342	$2,082,011
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,955,879	1,842,784
Amortization of deferred financing costs	48,656	48,656
Changes in assets and liabilities
Funding of real estate tax and insurance escrow, net	(123,018)	(172,536)
Accounts receivable	(97,492)	(170,879)
Prepaid expenses and other current assets	(223,782)	16,678
Accounts payable	(56,521)	50,621
Advance deposits	(7,428)	41,086
Other accrued expenses	588,612	470,687
Accrued sales and occupancy tax	10,406	39,906
Accrued vacation	(11,051)	(11,929)
Accrued interest	(12,185)	(11,976)

Net cash provided by operating activities	2,716,418	4,225,109

Cash flows from investing activities
Proceeds from replacement and renovation reserves held in escrow, net	(64,142)	473,780
Purchase of property and equipment	(363,625)	(726,116)

Net cash used in investing activities	(427,767)	(252,336)

Cash flows from financing activities
Distributions of member’s capital	(1,315,120)	(2,590,473)
Principal payments on mortgage notes	(864,420)	(789,535)

Net cash used in financing activities	(2,179,540)	(3,380,008)

Net decrease in cash and cash equivalents	109,111	592,765
Cash and cash equivalents, beginning of year	1,227,649	922,475

Cash and cash equivalents, end of year	$1,336,760	$1,515,240

Supplemental disclosure of cash flow information:
Interest paid	$2,695,250	$2,770,134

The accompanying notes are an integral part of the combined financial statements.

Initial Acquisition Hotels

Notes to Combined Financial Statements
Unaudited Nine Month Periods Ended September 30, 2009 and 2008

1.	Businesses and Organization

Description of Business

The Initial Acquisition Hotels are comprised of the following six Homewood Suites hotel properties:

RLJ Billerica Hotel, LLC	Bedford, Massachusetts	147 rooms
RLJ Brentwood Hotel, LLC	Brentwood, Tennessee	121 rooms
RLJ Bloomington Hotel, LLC	Bloomington, Minnesota	144 rooms
RLJ Dallas Hotel Limited Partnership	Dallas, Texas	137 rooms
RLJ Farmington Hotel, LLC	Farmington, Connecticut	121 rooms
RLJ Maitland Hotel, LLC	Maitland, Florida	143 rooms

The six hotel properties (collectively the “Initial Acquisition Hotels” or “Hotels”) are wholly owned by RLJ Development, LLC. RLJ Development, LLC owns and operates limited service hotels. Limited service hotels offer amenities such as limited meeting space, fitness centers, swimming pools, continental breakfast or similar services.

The Initial Acquisition Hotels operate in the hospitality and lodging industry and is subject to risks common to companies in that industry.

2.	Summary of Significant Accounting Policies

Cash Held in Escrow

As of September 30, 2009 and December 31, 2008, amounts legally restricted and held in escrow were as follows:

	September 30,	December 31,
	2009	2008
	(Unaudited)

Insurance escrows	$13,460	$32,133
Tax escrows	585,463	443,772
Replacement and renovation reserves	1,058,776	994,634

Total	$1,657,699	$1,470,539

Deferred Financing Costs

The Hotels’ deferred financing costs relate to fees and costs incurred to obtain long-term financing to purchase the hotel and related properties. These costs are amortized using the straight-line method, which approximates the effective interest method, over the life of the applicable mortgage and are included as a component of interest expense. There were no capitalized deferred financing costs during the nine-month periods ended September 31, 2009 and 2008. Accumulated amortization related to deferred financing costs as of September 30, 2009 and December 31, 2008 was $569,738 and $521,080, respectively. Amortization expense related to deferred financing costs for the nine month periods ended September 30, 2009 and 2008 was $48,658.

Initial Acquisition Hotels

Notes to Combined Financial Statements — Continued

3.	Property and Equipment

Property and equipment at September 30, 2009 and December 31, 2008 consisted of:

	Estimated
	Useful	September 30,	December 31,
	Lives	2009	2008
	(Unaudited)

Land	—	$8,882,552	$8,882,552
Building	39 years	44,953,448	44,953,448
Machinery, equipment and fixtures	5-15 years	27,083,339	26,719,714

Subtotal		80,919,339	80,555,714
Less: Accumulated depreciation		(30,971,031)	(29,015,152)

Property and equipment, net		$49,948,308	$51,540,562

Depreciation expense for the nine month periods ended September 30, 2009 and 2008 was $1,955,879 and $1,842,784, respectively.

4.	Mortgage Notes Payable

Mortgage notes payable as of September 30, 2009 and December 31, 2008 consisted of the following:

	September 30,	December 31,
	2009	2008
	(Unaudited)

Mortgage notes with fixed interest rates
7.84%, maturing January 2011	$34,546,641	$35,237,130
8.69%, maturing December 2010	8,530,517	8,704,448

	43,077,158	43,941,578
Less current portion	1,239,681	1,166,841

Long term mortgage notes payable	$41,837,477	$42,774,737

5.	Recent Developments

The Hotels have performed an evaluation of subsequent events through January 13, 2010. On November 16, 2009, a purchase and sale agreement was signed related to the acquisition of the Hotels by Chatham Lodging Trust for a total purchase price of $73.5 million (for all six hotels). No other subsequent events were identified.

           Shares

Common Shares

Prospectus
       , 2010

Barclays Capital

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee		$12,834
FINRA filing fee*		23,500
NYSE listing fee*
Printing and engraving fees*
Legal fees and expenses*
Accounting fees and expenses*
Blue Sky fees and expenses (including legal fees)*
Transfer agent and registrar fees*
Director and officer liability insurance policy premium*
Miscellaneous expenses*

Total*	$

*	To be provided by amendment.

All expenses, except the Securities and Exchange Commission registration fee and FINRA “filing” fee, are estimated.

Item 32.	Sales to Special Parties.

On October 29, 2009, we issued 1,000 common shares to Jeffrey H. Fisher in connection with the formation and initial capitalization of our company for an aggregate purchase price of $10,000.

On November 3, 2009, Mr. Fisher subscribed to purchase $10,000,000 of our common shares at a price per share equal to the initial public offering price.

Item 33.	Recent Sales of Unregistered Securities.

We have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On October 29, 2009, we issued 1,000 common shares to Jeffrey H. Fisher in connection with the formation and initial capitalization of our company for an aggregate purchase price of $10,000.

On November 3, 2009, Mr. Fisher subscribed to purchase $10,000,000 of our common shares at a price per share equal to the initial public offering price.

The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.	Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, member, manager, partner, employee or agent and who is made or is threatened to be made a party to the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the Maryland General Corporation Law, as a condition to advancing expenses, we must obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We also expect to enter into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We expect to obtain an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933 is against public policy and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Shares Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement by and among Chatham Lodging Trust, Chatham Lodging, L.P. and the Underwriters named therein
3	.1*	Form of Amended and Restated Declaration of Trust of Chatham Lodging Trust
3	.2*	Form of Bylaws of Chatham Lodging Trust
3	.3*	Agreement of Limited Partnership of Chatham Lodging, L.P.
5	.1*	Opinion
8	.1*	Tax opinion of Hunton & Williams LLP
10	.1*	Chatham Lodging Trust Equity Incentive Plan
10	.2*	Form of Employment Agreement
10	.3**	Subscription Agreement dated November 3, 2009 between Jeffrey H. Fisher and Chatham Lodging Trust
10	.4**	Purchase and Sale Agreement and Escrow Instructions for Initial Acquisition Hotels, dated November 16, 2009
21	.1*	List of Subsidiaries of Chatham Lodging Trust
23.1		PricewaterhouseCoopers LLP Consent to include Report on Financial Statement of Chatham Lodging Trust
23.2		PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Initial Acquisition Hotels
23	.3*	Venable LLP Consent (included in Exhibit 5.1)
23	.4*	Hunton & Williams LLP Consent (included in Exhibit 8.1)
99	.1**	Consent of Miles Berger to being named as a trustee
99	.2**	Consent of Thomas J. Crocker to being named as a trustee
99	.3**	Consent of Jack P. DeBoer to being named as a trustee
99	.4**	Consent of C. Gerald Goldsmith to being named as a trustee
99	.5**	Consent of Rolf E. Ruhfus to being named as a trustee
99	.6**	Consent of Joel F. Zemans to being named as a trustee

*	To be filed by amendment.

**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida on the 15th day of January, 2010.

CHATHAM LODGING TRUST

By:	/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey H. Fisher Jeffrey H. Fisher	Chief Executive Officer and Trustee (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	January 15, 2010

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement by and among Chatham Lodging Trust, Chatham Lodging, L.P. and the Underwriters named therein
3	.1*	Form of Amended and Restated Declaration of Trust of Chatham Lodging Trust
3	.2*	Form of Bylaws of Chatham Lodging Trust
3	.3*	Agreement of Limited Partnership of Chatham Lodging, L.P.
5	.1*	Opinion
8	.1*	Tax opinion of Hunton & Williams LLP
10	.1*	Chatham Lodging Trust Equity Incentive Plan
10	.2*	Form of Employment Agreement
10	.3**	Subscription Agreement dated November 3, 2009 between Jeffrey H. Fisher and Chatham Lodging Trust
10	.4**	Purchase and Sale Agreement and Escrow Instructions for Initial Acquisition Hotels, dated November 16, 2009
21	.1*	List of Subsidiaries of Chatham Lodging Trust
23.1		PricewaterhouseCoopers LLP Consent to include Report on Financial Statement of Chatham Lodging Trust
23.2		PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Initial Acquisition Hotels
23	.3*	Venable LLP Consent (included in Exhibit 5.1)
23	.4*	Hunton & Williams LLP Consent (included in Exhibit 8.1)
99	.1**	Consent of Miles Berger to being named as a trustee
99	.2**	Consent of Thomas J. Crocker to being named as a trustee
99	.3**	Consent of Jack P. DeBoer to being named as a trustee
99	.4**	Consent of C. Gerald Goldsmith to being named as a trustee
99	.5**	Consent of Rolf E. Ruhfus to being named as a trustee
99	.6**	Consent of Joel F. Zemans to being named as a trustee

*	To be filed by amendment.

**	Previously filed.